UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Choice Hotels International, Inc.
(Name of Registrant as Specified in Its Charter)

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CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

 NOTICE OF ANNUAL MEETING
TO BE HELD APRIL 22, 2016

To the shareholders of
CHOICE HOTELS INTERNATIONAL, INC.
You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held on April 22, 2016, at 9:00 a.m., Eastern Time at the Company's headquarters at 1 Choice Hotels Circle, Suite 400, Rockville, MD 20850, for the following purposes:

1
To elect the ten director nominees listed in the attached proxy statement to hold office for a term of one year ending at the 2017 Annual Meeting of Shareholders or until their successors are elected and qualified;

2	To hold an advisory vote to approve executive compensation;
3	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and
4	To transact other business properly coming before the Annual Meeting.
Shareholders who owned Common Stock as of the close of business on the record date of March 1, 2016, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. In order to have your shares represented at the meeting, you can vote your shares of Common Stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone.
A list of the Company’s shareholders will be available for inspection at the Annual Meeting and at the office of the Company located at 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Simone Wu Senior Vice President, General Counsel & Secretary
March 28, 2016
Rockville, Maryland

PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR
PROXY BY COMPLETING AND MAILING THE ENCLOSED
PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR ONLINE.

CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 22, 2016

GENERAL INFORMATION
The Board of Directors (the “Board”) is soliciting your proxy for the 2016 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are being asked to vote this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.
In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”
The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 is being mailed with this proxy statement. The annual report on Form 10-K is not part of the proxy solicitation material.
The Board is sending proxy materials to you and all other shareholders on or about March 28, 2016. The Board is asking for you to vote your shares by completing and returning the proxy card, voting online or voting by telephone.
Shareholders who owned Common Stock as of the close of business on March 1, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 1, 2016, there were 56,368,266 outstanding shares of Common Stock.
Driving Directions to Choice’s Corporate Headquarters in Rockville, Maryland
GPS
For GPS driving directions, please use 200 East Middle Lane, Rockville, Maryland, as our 1 Choice Hotels Circle, Suite 400, Rockville, MD 20850 address is not updated in all navigation systems. Choice is located on the corner of East Middle Lane and Hungerford Drive in Rockville, MD.
From Washington, DC and points south
Take the George Washington Memorial Parkway north to I-495 ramp towards Maryland. Continue on the I-270-Spur north toward Rockville/Frederick. Take the MD-189 exit 5 to Falls Road North/Rockville/Town Center. Keep right at the fork. This becomes Maryland Avenue. Turn right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.
From Frederick, MD and points north
Take I-270 South towards Rockville. Bear right at I-270 Local south and head towards Shady Grove Road/Local Lanes. Take the MD-28 west exit 6-A toward Rockville Town Center. Turn left on West Montgomery Ave. Continue onto West Jefferson St. Turn Left on Maryland Avenue. Turn Right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s 2015 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

2016 Annual Meeting of Shareholders

Date and Time:	April 22, 2016, 9:00 a.m. Eastern Time
Location:	1 Choice Hotels Circle, Rockville, MD 20850
Record Date:	March 1, 2016
Voting:
Shareholders as of the record date are entitled to vote by internet at www.envisionreports.com/chh; by telephone at 1-800-652-8683; by completing and returning their proxy card or voting instruction card; or in person at the Annual Meeting. If you hold your stock in street name, please see "Questions and Answers" for more information about voting.

Voting Matters and Board Recommendations

Board Recommendation
Proposal 1	Election of Directors	FOR each nominee
Proposal 2	Advisory Approval of the Compensation of the Company's Named Executive Officers	FOR
Proposal 3	Ratification of Ernst & Young as the Company's Independent Registered Public Accounting Firm	FOR

Governance Highlights

The Company is committed to maintaining good corporate governance as a critical component of our success in driving sustained shareholder value. With a focus on serving the interests of shareholders, the Board of Directors collaborates with the Company's senior management and external advisors to remain abreast of and to evaluate corporate governance trends and best practices.

☑ Annual election of directors by majority vote	☑ Independent Board committees - The Compensation and Management Development Committee, Audit Committee and Corporate Governance and Nominating Committee are made up entirely of independent directors
☑ Separate positions for Chairman of the Board and Chief Executive Officer	☑ Annual report of succession planning and management development by Chief Executive Officer
☑ The independent directors of the Board meet regularly in executive session. Five independent director executive sessions were held in 2015	☑ Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee
☑ Lead independent director - In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board

☑ Hedging policy - The Company has a comprehensive insider trading policy and prohibits associates, including employees, directors and Section 16 officers, from engaging in hedging transactions without prior written approval of the Company's Legal Department

☑ Stock ownership and holding requirements - Directors and executive officers have stock ownership and holding requirements	☑ Pledging policy - The Company prohibits directors and Section 16 officers from pledging shares without prior written approval of the General Counsel
☑ Clawback policy - Executives' incentives are subject to a clawback that applies in the event of certain financial restatements	☑ Global hotline and web portal to encourage employees to report financial, ethics and employee relations issues
☑ Board governance training program	☑ Long-standing commitment to sustainability and environmentally friendly building and operating practices

Directors

You are being asked to vote for ten directors. Except for Mr. Bainum, Dr. Renschler and Mr. Joyce, all nominees meet the New York Stock Exchange (NYSE) listing standards for director independence.

Nominees
Name	Age	Director Since	Occupation	Independent	A	CMD	CGN	D
Barbara T. Alexander	67	2012	Independent Consultant, Former Senior Advisor for UBS	X	CH			M
Stewart W. Bainum, Jr.	69	1977, except 1996-1997	Chairman of the Board, Investor
William L. Jews	64	2000, except 2005-2006	Former President and Chief Executive Officer, CareFirst, Inc.	X		M	CH	M
Stephen P. Joyce	56	2008	President and Chief Executive Officer
Monte J. M. Koch	52	2014	Partner, BDT & Company; Co- Founder, Auction.com	X	M		M
Liza K. Landsman	46	2014	Chief Customer Officer, Jet.com	X	M			M
Scott A. Renschler, Psy.D.	46	2008	Clinical Psychologist in Private Practice					M
Ervin R. Shames	75	2002	Lead Independent Director, Management Consultant, Former Chief Executive Officer of Borden, Inc.	X	M	CH	M
Gordon A. Smith	57	2004	Chief Executive Officer, Chase Consumer and Community Banking, JP Morgan Chase	X		M		CH
John P. Tague	53	2012	President and Chief Executive Officer, Hertz Global Holdings, Inc.	X		M
*A= Audit Committee, CMD = Compensation and Management Development Committee, CGN = Corporate Governance and Nominating
Committee, D = Diversity Committee, CH = Chair, M = Member

2015 Business Performance Highlights

Hotel Development and Hotel Experience	Total Shareholder Return and Financial	Operational
The Company’s domestic pipeline of hotels awaiting conversion, under construction or approved for development as of December 31, 2015 increased 19% from December 31, 2014.	Diluted EPS from continuing operations in 2015 totaled $2.22, an increase of 7% from 2014.	Domestic system-wide revenue per available room (RevPAR) increased 6.5% in 2015 as occupancy and average daily rates increased 160 basis points and 3.7% respectively over 2014.
The Company executed 630 new domestic hotel franchise contracts in 2015, an increase of 11% over 2014.	Total revenues in 2015 was $859.9 million, an increase of 13% from 2014.	Operating income in 2015 was $225.3 million, a 5% increase over 2014.
Guests' Likelihood to Recommend (LTR) scores remained strong at 8.43, 2 basis points over 2014, driven in part by improvements in Sleep Inn and Comfort branded properties as a result of strategic investments and reinventions of those brands.
	During 2015, the Company paid $45 million in cash dividends to shareholders and purchased $66.4 million, or 1.3 million shares, of common stock under its repurchase program.	Domestic royalty fees in 2015 totaled $281.3 million, an increase of 7% over 2014 and franchising revenues in 2015 totaled $366.7 million, an increase of $21.9 million or 6% over 2014.

Stock Performance Graph

This graph shows the cumulative total shareholder return for Choice’s common stock in each of the five years from December 31, 2010 to December 31, 2015. The graph also compares the cumulative total returns for the same five-year period with the S&P 500 Index and our performance peer group of companies, weighted according to the respective peer’s stock market capitalization at the beginning of each annual period. The comparison assumes $100 was invested on December 31, 2010, in Choice stock, the S&P 500 Index and Choice’s performance peer group and assumes that all dividends were reinvested.

Five Years Ended December 31, 2015 ($)

	Initial	2011	2012	2013	2014	2015
Choice Hotels International, Inc.	100.00	101.55	121.87	181.09	209.69	191.49
NYSE Composite	100.00	96.16	111.53	140.85	150.35	144.21
S&P Hotels, Resorts & Cruise Lines	100.00	80.74	101.07	130.53	161.93	168.19
Performance Peer Index (2015 Peer Group)	100.00	95.47	129.32	174.16	207.02	196.72

Performance Peer Index - Boyd Gaming Corp., Brinker International Inc., Dunkin Brands Group Inc., Expedia Inc., Host Hotels & Resorts Inc., Hyatt Hotels Corp., Intercontinental Hotels Group PLC, Marriott Vacations Worldwide Corp., Orbitz Worldwide Inc., Pinnacle Entertainment Inc., Starwood Hotels Resorts Worldwide Inc., Strategic Hotels & Resorts Inc. and Wyndham Worldwide Corp. Data for Orbitz Worldwide Inc. and Strategic Hotels & Resorts Inc. included up to the month prior to their respective acquisitions.

Compensation Highlights

Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement of performance metrics we believe drive shareholder value. Our performance measurement framework and key 2015 pay actions for our NEOs are summarized below.

Base Salary

2015 Base Salary Actions: Salary increases ranged from 4.2% to 34.6% among our NEOs. Increases were given to recognize individual performance, skills, experience, criticality of the position, to retain market competitiveness, and with respect to Mr. Pepper, his promotion to CDO.

Annual Incentive
Steve Joyce
80%
Operating Income
10%
Market Share
10%
Likelihood to Recommend
David Pepper
100%
Target Number of Executed Franchise Agreements and Targeted Total Deal Value*
Additional NEOs
70%
Operating Income
10%
Market Share
10%
Likelihood to Recommend
10%
Individual Objectives
Long-Term Incentive
25%
Performance Vested Restricted Stock Units ("PVRSU")
3-Year EPS Target
25%
Service Based Restricted Stock ("RS")
Retention
50%
Stock Options
Stock Price

2015 Annual Incentive Actions:

- Operating income exceeded target resulting in a payout of 107.5% of target for that goal.
- Market Share slightly exceeded target resulting in a payout at 110% of target for that goal.
- Likelihood-to-Recommend increased to 8.43, a 99.9% achievement of the 8.44 target, resulting in a payout percentage of 95% for that goal.
- Mr. Pepper exceeded his executed franchise agreement goal but not his deal value goal.

2015 Long-Term Incentive Actions:

- For 2015, reinstatement of PVRSUs as 25% of long-term incentive.
- Payout of 75.5% of grant date 2013 PVRSU target based on FY 2013-2015 performance of 96% of target.

*Mr. Pepper's short-term incentive may be leveraged up or down by the Company's actual operating income achievement.

Our executive compensation programs are designed to align pay with performance and to align the economic interests of executives and shareholders. The charts below show the mix of targeted total direct compensation (“TDC”) (base salary, target annual incentive and target long-term incentive) for the CEO and other NEOs in 2015. Consistent with our pay-for-performance philosophy, the largest portion of compensation (approximately 81% for our CEO and on average 68% for our other NEOs) is variable or performance-based annual and long-term incentives.

2015 Executive Compensation Summary

Set forth below is the 2015 compensation for our current Named Executive Officers:

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen P. Joyce President and Chief Executive Officer	998,462	249,970	1,600,078	1,600,007	1,065,000	35,227	158,083	5,706,827
David L. White Senior Vice President, Chief Financial Officer and Treasurer	468,462	45,013	362,540	362,507	306,675	38,421	88,379	1,671,997
David A. Pepper Chief Development Officer	432,231	32,992	1,250,124	250,005	275,295	133,061	53,908	2,427,616
Patrick S. Pacious Chief Operating Officer	549,142	67,498	577,578	577,510	450,984	7,433	136,186	2,366,331
Simone Wu Senior Vice President, General Counsel and Secretary	389,038	32,992	200,058	200,012	211,088	—	64,049	1,097,237

*See all Summary Compensation Table footnotes on page 47.

Response to the 2015 Say on Pay Vote

We conduct an annual advisory vote on executive compensation "Say on Pay". In 2015, 98% of votes cast were in favor of this proposal. The Compensation and Management Development Committee considers the results of the advisory vote during its annual review of the total compensation provided to our NEOs and other executives. Given the significant level of shareholder support, the Committee concluded that our shareholders agree that our compensation program continues to provide a competitive pay-for-performance alignment that effectively incentivizes our named executive officers to maximize shareholder value and encourages long-term retention. Accordingly, the Committee determined not to make significant changes in 2015 to the executive compensation program other than reinstating PVRSUs as 25% of the long-term incentive, decreasing the stock option portion of the long-term incentive from 66.6% to 50% and reducing the restricted stock portion of the long-term incentive from 33.3% to 25%. The Committee engages in outreach with its largest shareholders each year regarding compensation as well as governance matters. The Committee will continue to consider the outcome of our say-on-pay votes and our shareholder views when making future compensation decisions.

Important Dates for 2017 Annual Meeting of Shareholders

Shareholder proposals submitted for inclusion in our 2017 proxy statement pursuant to SEC Rule 14a-8 must be received by November 28, 2016.
Notice of shareholder proposals to nominate a person for election as a director or to introduce an item of business at the 2017 Annual Meeting of Shareholders outside Rule 14a-8 must be received no earlier than January 22, 2017 and no later than February 21, 2017.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.
Shareholders who owned Common Stock as of the close of business on March 1, 2016 may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 56,368,266 shares of Common Stock outstanding on March 1, 2016.

Q.	Why am I receiving this proxy statement?

A.
This proxy statement describes proposals which are being submitted to shareholders. It gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.
The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing the designated proxies, David L. White (the Company's Chief Financial Officer and Treasurer) and Simone Wu (the Company's General Counsel and Corporate Secretary) to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card, or in the absence of such instructions, in accordance with the recommendations of the Board of Directors. If a proposal is properly presented for a vote at the meeting that is not on the proxy card, Mr. White and Ms. Wu will vote your shares, under your proxy, at their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:
	Ÿ	Proposal 1 - the election of the ten director nominees named in this proxy statement.
	Ÿ	Proposal 2 - an advisory vote to approve executive compensation.
	Ÿ	Proposal 3 - the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Q.	What is the difference between a record holder and a “street name” holder?

A.
If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

Ÿ	If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

Ÿ	If you sign, but do not mark your voting instructions on the proxy card, your shares will be voted in accordance with the Board's recommendations.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote online: You may do this by accessing www.envisionreports.com/chh and following the instructions. You will need your proxy card available if you vote online.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a legal proxy from your broker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions online or by telephone.

Q.	What does it mean if I receive more than one proxy card or voting instruction form?

A.
It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards or voting instruction forms you may receive, or otherwise vote your shares online or by telephone as described herein or on the voting instruction form, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy by any of the following means:

Ÿ	signing or submitting another proxy before the Annual Meeting as provided herein with a later date,
Ÿ
sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or

Ÿ	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder, your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Three is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One or Two. Likewise, your brokerage firm may either:

Ÿ	vote your shares on Proposal Three and any other routine matters that are properly presented at the meeting, or
Ÿ	leave your shares unvoted as to Proposal Three and any other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

Q.	How many shares must be present to hold the meeting?

A.
To hold the meeting and conduct business, a majority of the Company’s outstanding shares of Common Stock as of the close of business on March 1, 2016, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

Ÿ	is present and votes in person at the meeting, or
Ÿ	has properly submitted a proxy card, or voted their shares by telephone or online.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “against” each nominee, or you may "abstain" from voting.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	Directors are elected by a majority of votes cast in person or by proxy at the meeting. Abstentions and broker non-votes are treated as not voting on the matter.

Q.	What happens if a nominee is unable to stand for election?

A.
The Board expects that each of the nominees will be available for election and willing to serve. If any nominee is unable to serve at the time the election occurs, the Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or online, David L. White and Simone Wu can vote your shares for a substitute nominee. They cannot vote for more than ten nominees.

Q.	What are my voting choices when voting to approve the advisory vote to approve executive compensation?

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of executive compensation.

Q.	How many votes are needed to approve the advisory vote to approve executive compensation?

A.
The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is nonbinding on the Company. However, the Compensation and Management Development Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes are treated as not voting on the matter.

Q.
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016?

A.
The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of Ernst & Young LLP. Abstentions and broker non-votes are treated as not voting on the matter.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and online voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed by Choice Hotels except as required by law.

Q.	Where do I find voting results of the meeting?

A.
We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) after the Annual Meeting.

Q.	How can I review the Company’s annual report on Form 10-K?

A.
The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto, is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well as the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov. You may also obtain a copy of the Form 10-K free of charge by contacting the Company at (301) 592-5026.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 22, 2016.

The proxy statement and the Company’s annual report on Form 10-K are available at www.envisionreports.com/chh.

PROPOSAL 1—ELECTION OF TEN DIRECTORS
Nomination
Ten directors are to be elected at the 2016 Annual Meeting, to hold office until the 2017 Annual Meeting of Shareholders, or until their successors are elected and qualified.
The Company’s Restated Certificate of Incorporation, as amended April 30, 2013, provides that the number of directors must be at least three but not more than 12. The exact number of directors within that range is determined from time to time by the Board and as of October 28, 2014 consists of ten members. At the 2013 Annual Meeting, the Company’s shareholders approved the elimination of the classification of the Board of Directors over a three-year period. On April 24, 2015, the Board of Directors of the Company unanimously approved an amendment to the Company’s Bylaws, changing the voting standard for the election of nominees to the Board of Directors from a plurality vote to a majority vote, except in the case of a contested election, in which case directors will be elected by a plurality vote. Classification has been eliminated and all directors are now elected annually.
The Board has nominated ten individuals to serve as directors for terms of one year, expiring at the 2017 Annual Meeting of Shareholders, or until their successors are elected and qualified. The ten individuals consist of Barbara T. Alexander, Stewart W. Bainum, Jr., William L. Jews, Stephen P. Joyce, Monte J. M. Koch, Liza K. Landsman, Scott A. Renschler, Ervin R. Shames, Gordon A. Smith and John P. Tague. Each of the nominees is currently a member of our Board of Directors.
Family Relationships
The Chairman of the Board, Stewart Bainum, Jr., is the uncle of one of our directors, Scott A. Renschler. Other than the family relationship between Mr. Bainum and Dr. Renschler, there are no other familial relationships among our directors or executive officers.
Director Nominee Information and Qualifications
The Board requires that its members possess the highest personal and professional integrity and be positioned to contribute to the Board’s effectiveness through their experience. The Board’s Corporate Governance and Nominating Committee regularly reviews the experience, qualifications, attributes and skills of each of the Board’s director nominees.
The names of Choice's proposed director nominees, their respective ages, their positions with Choice, and other biographical information as of March 17, 2016, are set forth below. The Committee’s assessment of the qualifications of each Board member is also included below.

Barbara T. Alexander

Age 67
Director since 2012
Independent

Committees
• Audit (Chair)
• Diversity

BACKGROUND

Barbara T. Alexander is an Independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. and successor firms. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers.

QUALIFICATIONS

Ms. Alexander's experience and expertise in corporate finance provides the full Board generally, and the Audit Committee specifically, with valuable opinions and advice on financial and accounting matters. In addition, her experience as a director of other public companies provides the Board with a source for comparative and alternative Board decision-making and operational strategies which the Board expects to rely on increasingly as the Company expands its presence both domestically and around the world.

OTHER PUBLIC COMPANY BOARDS

Current	Past 5 Years
QUALCOMM Incorporated	KB Home
Allied World Assurance Company Holdings, Ltd. (Audit Chair)	Federal Home Loan Mortgage Corporation (Freddie Mac)

Stephen P. Joyce

Age 56
Director since 2008
President and Chief Executive Officer

Committees
• None

BACKGROUND

Stephen P. Joyce is President and Chief Executive Officer of Choice Hotels International, Inc. since June 2008 and was President and Chief Operating Officer of Choice Hotels International, Inc., from May 2008 to June 2008. Prior to joining the Company, he was employed by Marriott International, Inc. as Executive Vice President, Global Development / Owner and Franchise Services, from 2005 until April 2008 and held several other senior executive positions during his 26-year tenure with Marriott International, Inc.

QUALIFICATIONS

Because Mr. Joyce serves as the Company's president and chief executive officer, he possesses unique insight and information related to both the Company's day-to-day operations and its long- and short-term needs. Mr. Joyce's immersion in all aspects of the Company's business and operations provides a perspective on operational and strategic proposals under consideration by the Board that other directors rely upon in reviewing and approving matters before the Board. In addition, the Board benefits from Mr. Joyce's insight into hotel development matters gained during his previous experience as an executive at Marriott International.

OTHER PUBLIC COMPANY BOARDS

Current	Past 5 Years
DineEquity, Inc. (DIN)	None

Liza K. Landsman

Age 46
Director since 2014
Independent

Committees
- Audit
- Diversity

BACKGROUND

Liza K. Landsman has been Chief Customer Officer at Jet.com since March 2015, overseeing marketing, advertising and all aspects of the customer experience. Previously she served as EVP and Chief Marketing Officer of E*TRADE. In her role at E*TRADE, Landsman was responsible for the company's marketing initiatives and sat on the Executive Committee of the firm. Prior to her role as Chief Marketing Officer at E*TRADE, she served as Managing Director of Digital Marketing at BlackRock, Inc.; served as Operating Partner and Acting Chief Marketing Officer at Bravas Partners LLC; and served in a variety of roles at Citigroup, Inc. over a 10-year period.

QUALIFICATIONS

Ms. Landsman brings over 20 years of digital, mobile and social media experience with large global companies and start-up businesses to the Choice Board. She possesses a strong background in financial services, particularly within the consumer banking, wealth management and credit card industries. Ms. Landsman's digital experience, knowledge of consumer behavior and deep understanding of how consumers interact across different channels make her an asset to the Board.

OTHER PUBLIC COMPANY BOARDS

Current	Past 5 Years
None	None

Scott A. Renschler, Psy.D.

Age 46
Director since 2008

Committees
• Diversity

BACKGROUND

Scott A. Renschler, Psy.D. is a clinical psychologist in private practice since July 2007. Since 1993, he has served as a member of the board of directors of the Commonweal Foundation, Inc. He is also a director, since 2000, of the Mental Wellness Foundation. He also served as a Trustee of the Crisis Clinic from 2007 to 2012 and as President of the Board of Trustees from January 2009 to January 2011. He served as a director of Realty Investment Company, Inc. from 1993 until 2008.

QUALIFICATIONS

Dr. Renschler's 15 years of experience as a member of the board of directors of Realty Investment Company, Inc. – historically and currently one of the Company's largest shareholders – provides the Board with the unique perspective on Company matters of a large shareholder of the Company. In addition, because Realty's ownership interests focus on hospitality and real estate investments other than in the Company, Dr. Renschler is familiar with and brings an informed perspective to many of the industry-related issues that the Board regularly considers.

OTHER PUBLIC COMPANY BOARDS

Current	Past 5 Years
None	None

Board Recommendation
The Board recommends a vote FOR each of the director nominees.

CORPORATE GOVERNANCE
Board of Directors
The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.
In 2015, the Board held five meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. In 2015, all of the then current Board members attended the Annual Meeting. As stated in the Company's Corporate Governance Guidelines, the Company expects all directors to attend the Annual Meeting. The independent, non-management members of the Board are required to meet at least once a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Five such meetings were held in 2015.
The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy and charters for each of its standing committees, including the Audit Committee, Compensation and Management Development Committee, Corporate Governance and Nominating Committee, and Diversity Committee, each of which is discussed further below. The Corporate Governance Guidelines and Corporate Ethics Policy were updated in 2014 and 2015 respectively. Each of these documents is included in the investor relations section of the Company’s website at www.choicehotels.com.
Board Leadership Structure
The Board is led by the Chairman, Mr. Bainum, who has served in this role for more than 25 years. The benefits of Mr. Bainum’s leadership of the Board stem both from Mr. Bainum’s long-standing relationship and involvement with the Company, which provides a unique understanding of the Company’s culture and business, as well as his on-going role as the Board’s primary day-to-day contact with the Company’s senior management team, which ensures that a constant flow of Company-related information is available to the Board as a whole. This flow of communication enables Mr. Bainum to identify issues, proposals, strategies and other considerations for future Board discussions and informs his role as leader in many of the resulting discussions during Board meetings. Mr. Bainum also brings the perspective of a major shareholder to the Board.
The Company has elected to separate the positions of Chairman (held by Mr. Bainum) and Chief Executive Officer (held by Mr. Joyce). Although Mr. Joyce serves as a member of the Board, we believe that Mr. Bainum’s status as Chairman provides for a meaningful division of leadership between management and the Board.
In addition to this division of leadership between Chairman and Chief Executive Officer, leadership is further enhanced on the Board based on the Board’s annual election of a lead independent director. In light of the Company and Board leadership roles held by Mr. Bainum and Mr. Joyce, the Board believes that it is important to maintain a Board leadership position that is held by an independent director. Currently, Mr. Shames serves as the Board’s lead independent director. In his role as lead independent director, Mr. Shames serves as chairman of executive session meetings in which Mr. Bainum and Mr. Joyce (as well as Dr. Renschler) do not participate. The goal and purpose of these meetings chaired by Mr. Shames is to permit the non-management and independent members of the Board to freely discuss issues or concerns related to Company and Board performance, including issues or concerns related to Company or Board leadership. The Board meets regularly in executive session. Five such meetings were held in 2015. In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board.
Board’s Role in Risk Oversight
The Board administers its risk oversight function through two primary mechanisms: (1) through the adoption and enforcement of Board policies and procedures intended to require the full Board to discuss, address and approve or disapprove certain items determined by their nature to involve various risks requiring Board consideration and (2) through the efforts of the Board’s Audit Committee, which focuses on the particular risks to the Company that arise out of financial reporting and other pertinent areas.
The Board’s primary role in risk oversight is to establish and maintain effective policies and procedures that serve to highlight or expose critical risks. The Board has adopted a set of Board policies applicable to various transactions involving the Company and its directors, officers and employees that the Board has determined are likely to involve a potentially higher degree of risk than ordinary course transactions and therefore are appropriately reviewable by the full Board. For these transactions, the Company is required to obtain Board approval, which provides the Board with an opportunity to discuss the transaction and attendant risk, prior to the transaction becoming binding on the Company. Those transactions requiring prior Board approval include transactions above certain limits, certain lending arrangements, certain litigation settlements, and certain related party transactions. In addition to the full Board’s role in risk oversight, different committees of the Board play a role in overseeing risks attendant to the committee’s particular area of focus. For instance, the Compensation and Management Development Committee assumes primary responsibility for risk oversight as it relates specifically to the Company’s compensation policies and practices and the Corporate Governance and Nominating Committee and Diversity Committee are empowered to raise risks or potential risks brought to such Committee’s attention to the full Board for discussion. In addition, as discussed below, the Board’s Audit Committee has specific functions and responsibilities that generally relate to the risk oversight function.

The general functions of the Audit Committee are as set forth under the heading Committees of the Board – Audit Committee. As a result of the Audit Committee’s performance of these functions, it is often provided with access to reports and analysis (either internally generated or created by the Company’s independent auditors) relating to issues or concerns that, because of the potential for exposure to risk, the Committee determines to be proper for additional review and discussion. Often, these discussions may remain within the Audit Committee, if, after discussions with the Company’s Chief Executive Officer, Chief Financial Officer, Controller and other relevant Company employees, the result of the review is a determination by the Audit Committee that the identified potential for risk is being adequately addressed by the Company. In certain circumstances, the Audit Committee may determine (either initially after identification of the potential risk or after a preliminary review conducted by the Audit Committee) that certain risks or potential risks be referred to the full Board for discussion.
Director Independence
The Board currently has ten directors, a majority (seven) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Barbara T. Alexander, William L. Jews, Monte J. M. Koch, Liza K. Landsman, Ervin R. Shames, Gordon A. Smith and John P. Tague.
In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE and additional independence standards adopted by our Board as follows:

•
No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•
No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.
Corporate Governance Guidelines
The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests;

•	Focus on the future, formulate and evaluate corporate strategies;

•	Duty of loyalty to the Company by directors;

•	Annual Chief Executive Officer evaluation by independent directors;

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect;

•	Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;

•	Directors are required to reach and maintain ownership of $300,000 of Company stock within five years of election to the Board;

•	Directors attendance expectations; and

•	Annual report of succession planning and management development by Chief Executive Officer.
Corporate Ethics Policy
The Board has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the Chief Executive Officer, Chief Financial Officer and Controller) and its subsidiaries in making ethical and legal decisions in his or her daily work. The Corporate Ethics Policy was updated in the first quarter of 2015. To the extent approved or granted, the Company will post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Controller) on the Company’s website.
Committees of the Board
The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation and Management Development Committee and Corporate Governance and Nominating Committee are independent, as required by the committee charters and the current listing standards of the NYSE and the rules of the SEC, as applicable.
The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2015.
Compensation and Management Development Committee
Under the terms of its charter, the Compensation and Management Development Committee (“Compensation Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•	Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;

•	Establishing and updating the “peer group” used to compare the Company’s compensation practices;

•	Reviewing and approving the compensation of executive officers, in light of shareholder “Say on Pay” results and other relevant factors;

•	Setting the compensation for the non-employee members of the Board of Directors;

•	Reviewing bonus and incentive plans, pensions and retirement;

•	Reviewing other employee benefit plans and programs;

•	Reviewing the Company’s succession plan and management development;

•	Self-evaluating annually;

•	Setting criteria and guidelines for performance of the Chief Executive Officer;

•	Assessing performance of the Chief Executive Officer against performance objectives; and

•	Reviewing and discussing the Company’s Compensation Discussion and Analysis and producing the annual Compensation Committee report for the Company’s proxy statement.
The Compensation Committee discharges its responsibilities relating to executive management, talent development and succession planning of the Company’s executives by reviewing and discussing the Company’s management succession plan for the CEO and other key senior executives and by reviewing and discussing management development for key executives as part of the Company’s annual talent review process.
During 2015, at the direction of Mr. Shames, the Chairman of the Compensation Committee, Mr. Joyce – our President and Chief Executive Officer – assisted by Patrick Cimerola – our Chief Human Resources Officer – prepared and distributed to Committee members meeting agendas, consultant-provided compensation related information, and Company reports and data in preparation for Committee meetings. In addition, in conjunction with the Compensation Committee Chairman, Messrs. Joyce and Cimerola prepared and presented specific compensation proposals to the Compensation Committee, including Mr. Joyce’s assessment of individual executive officer performance and recommended compensation amounts for each officer other than himself. See the Compensation Discussion and Analysis section below for more information on Mr. Joyce’s role in recommending the compensation paid to our Named Executive Officers (as defined below in Compensation Discussion and Analysis) in 2015. None of our executive officers determined or recommended the amount or form of non-employee director compensation.
The Compensation Committee has delegated limited authority to our Stock Compensation Committee, currently consisting of our Chief Executive Officer, to make equity awards to employees at the vice president level or lower solely for the purpose of promotion, retention, or new hire. No individual award may exceed $250,000 in value.
In accordance with its charter, the Compensation Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee.

During 2015, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to provide various compensation-related services and assistance. Mercer performed the following functions and services:

•	Attended Committee meetings;

•
Provided independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advised on plans or practices that may improve effectiveness of our compensation program;

•	Provided and discussed peer group and various survey data; and, based on this information, offered independent recommendations on CEO and NEO compensation;

•	Reviewed the CD&A, compensation tables and other compensation-related disclosures in our proxy statements;

•	Offered recommendations, insights and perspectives on compensation related matters;

•	Evaluated and advised the Committee regarding enterprise and related risks associated with executive compensation components, plans and structures; and

•	Supported the Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our shareholders.

In 2015, Mercer attended all Committee meetings in person or by telephone, including executive sessions as requested, and consulted frequently with the Committee Chair between meetings. Mercer reviewed the CD&A and the executive compensation tables contained in this proxy statement.
The Company paid Mercer $214,359 in 2015 for services related to its engagement by the Compensation Committee. See Compensation Discussion and Analysis below for additional information related to the role of Mercer in the Company’s 2015 executive compensation decisions.

The Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) Mercer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors whom it employs. The Committee has determined, based on its analysis of the above factors, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflict of interest.
In 2015, the Compensation Committee met four times. The Chair of the Compensation Committee was Ervin R. Shames and the other members were William L. Jews, Gordon A. Smith and John P. Tague. The Board determined that each member of the Compensation Committee was independent under the listing standards of the NYSE applicable to Compensation Committee members.
While the charter authorizes the Compensation Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is an officer, former officer, or employee of the Company. During 2015, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2015, no interlocking relationship existed between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.
Audit Committee
Under the terms of its charter, the Audit Committee assists the Board to fulfill its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•	Conferring separately with the Company’s independent accountants and internal auditors regarding their responsibilities;

•	Reviewing reports of the Company’s independent accountants and internal auditors and annual and quarterly reports for filing with the SEC;

•	Reviewing reports of the Company’s independent accountants concerning financial reporting processes and internal controls;

•	Establishing and monitoring an anonymous complaint hotline and other complaints procedures regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent accountants;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of the Company’s independent accountants and overseeing their work;

•	Reviewing the Company’s policies with respect to risk management;

•	Reviewing with the Chief Executive Officer and Chief Financial Officer, the Company’s disclosure controls and procedures; and

•	Overseeing the Company's cyber security and data security practices and procedures.
In 2015, the Audit Committee met eight times. Barbara T. Alexander served as Chair of the Committee. The other members of the Committee in 2015 were Ervin R. Shames, Monte J. M. Koch and Liza K. Landsman. The Board has determined that Ms. Alexander is qualified as an audit committee financial expert within the meaning of the SEC’s regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board also determined that each member of the Audit Committee was independent under SEC rules and the listing standards of the NYSE applicable to Audit Committee members. The Committee had 100% member attendance.
Corporate Governance and Nominating Committee
Under the terms of its charter, the Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board; selects, or recommends that the Board selects, the director nominees for election or to fill vacancies; develops and recommends to the Board a set of Corporate Governance Guidelines applicable to the Company; and oversees the evaluation of the Board. The Committee also has the following functions, among others:

•	Establishing criteria for Board membership;

•	Conducting the appropriate and necessary inquiries into the backgrounds and qualifications of proposed Board candidates;

•	Reviewing and making recommendations to the Board on the size and composition of the Board and its committees;

•	Reviewing and making recommendations to the Board with respect to directors, if any, who are unable to perform their duties;

•	Reviewing and making recommendations to the Board with respect to the retirement of directors;

•	Reviewing and making recommendations to the Board with respect to the Company’s policies regarding director or senior executive conflict of interest matters;

•	Monitoring and making recommendations to the Board concerning matters of corporate governance; and

•	Reviewing the outside board service by senior executives.
In 2015, the Committee met three times. William L. Jews was the Chair of the Committee and the other members of the Committee were Ervin R. Shames and Monte J. M. Koch. The Committee had 100% member attendance.
Diversity Committee
Under the terms of its charter, the Diversity Committee seeks to assist and advise management in developing a workplace culture that values working with diverse groups of people, offering diversity of thought and perspective. The Committee seeks to achieve its goals through the following functions, among others:

•	Review and evaluate diversity efforts in workforce development, franchise development, vendor relations, marketing and philanthropy;

•	Review the efforts by management to increase the diversity of the Company's workforce, including at management levels; and

•	Reporting to the Board on diversity matters.
In 2015, the Committee met two times. Gordon Smith was the Chair of the Committee and the other members of the Committee were Barbara T. Alexander, William L. Jews, Scott A. Renschler and Liza K. Landsman. The Committee had 100% member attendance.
Contacting the Board of Directors
Shareholders or other interested parties may contact an individual director, the lead independent director of the Board, or the independent directors as a group by mail at the following address:

Mail:	Choice Hotels International, Inc.
1 Choice Hotels Circle, Suite 400
Rockville, Maryland 20850
Attn: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.
Consideration of Director Candidates
The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.
The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.
The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee considers how each prospective new member’s unique background, experience and expertise will add to the Board’s overall perspective and ability to govern the Company. While the Committee has not established any formal diversity policy to be used to identify director nominees, the Committee recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Committee takes into consideration all relevant components, including, but not limited to, a candidate’s gender and cultural and ethnic status. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table shows how much Common Stock is beneficially owned by (i) each director of the Company, (ii) each of the Company’s Named Executive Officers (each a "NEO" and collectively, the "NEOs"), (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of March 1, 2016 (unless otherwise noted). Unless otherwise specified, the address for each such person as of March 1, 2016, was 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	10,414,740	(5)(6)	—	—	18.5	%(5)(6)
Barbara T. Alexander	13,564		—	4,370	*
William L. Jews	25,768		—	4,370	*
Stephen P. Joyce	128,556	(15)	505,483	46,837	1.2%
Monte J. M. Koch	832		—	3,559	*
Liza K. Landsman	—		—	1,915	*
Scott A. Renschler	356,776	(5)(7)	—	4,370	*
Ervin R. Shames	60,278		—	4,370	*
Gordon A. Smith	52,097		—	4,370	*
John P. Tague	11,935		—	4,370	*
Patrick S. Pacious	87,416		135,152	37,292	*
David A. Pepper	59,548		90,162	7,659	*
David L. White	112,645		121,878	10,426	*
Simone Wu	9,037		46,449	16,259	*
All Directors and Executive Officers as a Group (16 persons)	11,383,669		1,000,591	161,127	22.3%
Principal Shareholders
Barbara J. Bainum	10,018,914	(5)(8)	—	—	17.8	% (5)
Bruce D. Bainum	11,787,697	(5)(9)	—	—	20.9	% (5)
Roberta D. Bainum	10,840,883	(5)(10)	—	—	19.2	% (5)
Realty Investment Company, Inc.	6,821,574	(5)(12)(15)	—	—	12.1	% (5)
T. Rowe Price Associates, Inc.	9,073,641	(13)	—	—	16.00%
Baron Capital Group, Inc.	5,142,503	(11)	—	—	9.08%
Christine A. Shreve	4,389,654	(5)(14)	—	—	7.8	%(5)

*	Less than 1%.

1
Includes shares: (i) for which the named person has sole voting and investment power, (ii) for which the named person has shared voting and investment power and (iii) shares held in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan) or the Choice Hotels Non-qualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings which the holder maintains voting rights, each of which is set out in a separate column.

2	Shares that can be acquired through stock option exercises within 60 days of March 1, 2016.

3	Shares for which the holder maintains voting rights, but are subject to a vesting schedule, forfeiture risk and other restrictions.

4
For each beneficial owner, ownership percentage is based on (i) the sum of the number of shares listed under each of the column headings Common Stock Beneficially Owned, Right to Acquire and Unvested Restricted Stock and (ii) 56,368,266 shares outstanding on March 1, 2016.

5
Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, and certain Bainum and Renschler family entities are attributed to Realty, Christine A. Shreve and more than one of the Bainums and Renschlers included in this table because Realty, Ms. Shreve and such named Bainums and Renschlers have shared voting or dispositive control. As of March 1, 2016, Realty, Ms. Shreve and members of the Bainum and Renschler families (including various partnerships, corporations and trusts established by members of the Bainum and Renschler families) in the aggregate have the right to vote 22,848,608 shares, approximately 40.53% of the shares of Common Stock outstanding as of March 1, 2016.

6
Includes 1,000,222 shares owned by the Stewart Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 1,417,056 shares owned by Leeds Creek Holdings, LLC whose only member is Mr. Bainum, Jr.’s trust; 978,482 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; 6,821,574 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 135,893 shares owned by the Foundation for the Greatest Good, a private foundation whose principal sponsor is Mr. Bainum, Jr. and for which he has sole voting authority; and 1,513 shares owned by a revocable trust for the benefit of Mr. Bainum Jr.'s adult son. As trustee of Stewart Bainum Declaration of Trust (“SBTrust”), a trust whose beneficiary is the estate of Stewart Bainum, Mr. Bainum, Jr’s father, Mr. Bainum, Jr. also has sole voting authority for 60,000 shares owned by Dinwiddie Enterprises, Inc., a private investment company.

7
Includes 199,228 shares owned by the Scott Renschler Declaration of Trust, of which Dr. Renschler is the sole trustee and beneficiary; 120,849 shares owned by the BBB Trust J, a trust for the benefit of Dr. Renschler’s cousins for which he serves as trustee; and 7,296 shares owned by trusts for the benefit of Dr. Renschler's nephew and niece for which Dr. Renschler is trustee. Also includes 29,403 shares Dr. Renschler is entitled to under the Company’s non-employee director plan.

8
Includes 1,030,826 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,175,000 shares owned by Shadow Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and trusts for her benefit; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 13,032 shares owned by trusts for the benefit of Ms. Bainum’s nephews for which Ms. Bainum is the trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

9
Includes 2,295,985 shares owned by the Bruce Bainum Declaration of Trust of which Dr. Bainum is the sole trustee and beneficiary. Also includes 1,685,061 shares owned by Posadas Holdings, LLC for which he shares voting authority and whose sole members are Dr. Bainum, and various trusts for either his benefit or the benefit of his wife or adult children; 978,482 shares owned by Mid Pines, in which Dr. Bainum’s trust is a general partner and has shared voting authority; 6,821,574 shares owned by Realty, in which Dr. Bainum’s trust owns voting stock and has shared voting authority; and 6,595 shares owned by a trust for the benefit of certain of Dr. Bainum's descendants for which Dr. Bainum is the trustee. Dr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

10
Includes 1,520,202 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,520,625 shares owned by Sweetwater Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and various trusts for either her benefit or the benefit of her adult children; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

11
The Company is relying on the Schedule 13G, filed on February 16, 2016, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”), Ronald Baron and Baron Growth Fund (“BGF”). According to this filing, BCG beneficially owns 5,142,503 shares, BAMCO, Inc. beneficially owns 4,023,000 shares, BCM beneficially owns 549,503 shares, Ronald Baron beneficially owns 5,192,003 shares and BGF beneficially owns 3,007,500 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

12
Realty is controlled and owned by members of the Bainum family, including Stewart Bainum, Jr., Scott Renschler, Barbara Bainum, Bruce Bainum and Roberta Bainum. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759. Christine A. Shreve is an officer and director of Realty.

13
The Company is relying on the Schedule 13G filed on February 10, 2016, by T. Rowe Price Associates, Inc. ("TRPA") and T. Rowe Price Mid-Cap Growth Fund, Inc. ("TRPF"). According to this filing, TRPA beneficially owns 9,073,641 shares and TRPF beneficially owns 3,000,000 shares. These securities are owned by various individual and institutional investors for whom TRPA serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, TRPA is deemed to be a beneficial owner of such securities; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for the reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202.

14
Includes 2,800 shares owned by Ms. Shreve jointly with her husband; 1,175,000 shares owned by Shadow Holdings, LLC, an LLC whose sole members are Barbara Bainum and trusts for her benefit, for which Ms. Shreve is manager and has shared voting authority; 1,685,061 shares owned by Posadas Holdings, LLC, an LLC whose sole members are Bruce Bainum and various trusts for either his benefit or the benefit of his wife or adult children for which Ms. Shreve is manager and has shared voting authority; 1,520,625 shares owned by Sweetwater Holdings, LLC, an LLC whose sole members are Roberta Bainum and various trusts for either her benefit or the benefit of her adult children for which Ms. Shreve is manager and has shared voting authority; and 6,168 shares owned by trusts for the benefit of Renschler family members for which Ms. Shreve is the trustee. Ms. Shreve’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

15
For Mr. Joyce, as of March 1, 2016, includes 31,277 shares which, in addition to other assets, are held in an account that contains a personal credit line borrowing feature. Realty Investment Company, Inc. maintains a revolving credit loan agreement for up to $5 million. In connection with this loan agreement, Realty has pledged to deliver, as security under the loan, shares of the Company’s stock with a value equal to 50% of the outstanding loan amount at any time. During 2015 and through March 1, 2016, no amounts were borrowed or outstanding under the loan agreement and no shares were delivered as security.

Dear Choice Hotels Shareholders:

Over the past year, our key strategic decisions and a strengthening economy contributed to the Company’s strong financial and operating performance. Consistent with our pay-for-performance philosophy, this success was reflected in our executive pay outcomes and decisions for our NEOs as follows:

•
Short-term incentives on average paid out at 106% of target based primarily on performance at the following percentages of target: operating income: 107.5%, market share: 110%, and “likelihood to recommend”: 95%.

•
Long-term incentive grants were above the midpoint of the range of potential grant values for stock options, performance-vested restricted stock units (PVRSUs), and restricted stock to achieve the desired targeted level of total compensation and align the leadership team's interests with long-term growth.

•
PVRSUs granted in 2013 with EPS-based performance goals paid out below target (75.5% as adjusted) for the three-year period ending in 2015 (cumulative EPS performance of 96% as adjusted) primarily due to higher than forecasted expenses associated with investment in the Company's accelerated growth strategy to improve the Comfort brand product and developing and supporting the growth of the Cambria brand.

•	630 domestic franchise agreements were executed in 2015 (exceeded the agreement target but not the deal value target).

Each year we hold a shareholder advisory vote on our executive pay program and reach out to our largest shareholders to better understand their perspectives and concerns. In 2015, 98% of shareholder votes cast were in favor of the "Say on Pay" proposal. Despite this support, for 2015, we made the following changes to further align our long-term incentive grants with shareholder interests:

•	Reinstated PVRSUs as 25% of the long-term incentive

•	Decreased the stock option portion of the long-term incentive from 66.6% to 50%

•	Reduced the restricted stock portion of the long-term incentive from 33.3% to 25%

In further support of our pay-for-performance philosophy and alignment with shareholder interests, the Company maintains the following best pay and governance practices:

•	Majority of pay is performance-based or variable (approximately 80% for the CEO and 60-70% for the other executives)

•	Realizable pay for the CEO is below the 25th percentile of our peer group companies for the most recent three-year period while total shareholder return was just below the median

•	Pay is aligned with the market of peer group companies in the hospitality industry and companies with franchise business models

•	Pay design features are aimed at risk mitigation and ensuring that pay plans do not create material risks

•	Clawback policy requires recoupment of bonuses paid based on certain subsequently restated financials

•	Guidelines require minimum stock ownership by executives

•	Policies restrict hedging by employees and directors

•	Pay plans include best practice provisions, such as:

◦	No excise tax gross-ups on severance and change-in-control benefits

◦	No single-trigger vesting of equity awards on a change in control

◦	Dividends are paid on PVRSUs only to the extent the awards vest

•	Independent Compensation Committee makes pay decisions and is advised by an independent compensation consultant

We value feedback from our shareholders, and we continue to consider shareholder input and market best practices as we design and review our executive pay program to ensure it is appropriate for Choice Hotels and our long-term strategy, and is in the best interests of shareholders.
Yours sincerely,
Ervin R. Shames
Chair, Compensation and Management Development Committee
Lead Independent Director

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our executive compensation philosophy, summarizes the principles of our executive compensation program and analyzes our pay decisions for 2015. It also provides context for the data we present in the compensation tables below.
For purposes of this CD&A and the compensation tables, our named executive officers (“NEOs”) for 2015 are:

Name	Title
Stephen P. Joyce	President and Chief Executive Officer ("CEO")
David L. White	Senior Vice President, Chief Financial Officer and Treasurer ("CFO")
David A. Pepper	Chief Development Officer ("CDO")
Patrick S. Pacious	Chief Operating Officer ("COO")
Simone Wu	Senior Vice President, General Counsel and Corporate Secretary

EXECUTIVE SUMMARY
Choice is committed to delivering shareholder value. The core principle of our executive compensation program is pay for performance, which guides our executive compensation decisions. Choice uses a combination of fixed and variable compensation to reward and incent strong performance and to align the interests of our executives with those of the Company’s shareholders. This executive summary provides an overview of our governance practices, 2015 Company performance, pay-for-performance alignment, incentive compensation framework, targeted total direct compensation, and say-on-pay feedback from shareholders.

Governance Practices

The Company has the following governance practices that reinforce the soundness of our compensation programs:

2015 Company Performance
The Company delivered strong financial and operational performance in 2015. We believe our pay-for-performance philosophy, key strategic efforts and a strengthening economic environment were primary drivers of our success. Our performance reflects the strength of our executive team and employees and their ability to successfully manage a complex and dynamic business. 2015 highlights include:

Compensation Related Performance
Our focus on key brand and operational initiatives within a strengthening business environment enabled us to achieve the following performance goals that were specifically linked to executive compensation:

•
Operating Income: Achieved operating income of $225.3 ($221.8 million as adjusted by the Committee for certain items), exceeding our 2015 corporate operating income target and resulting in a 4% increase over 2014 adjusted operating income.

•	Market Share: Achieved 18 basis points above industry average, exceeding our objective for the year.

•	Likely-to-Recommend (LTR): Achieved a score of 8.43 against the LTR goal of 8.44.

•	Executed Franchise Contracts: Exceeded our 2015 goal of executed domestic franchise contracts.
As a result, short-term incentive payouts to our executives exceeded the target payouts for operating income and market share, and were slightly below target payouts for LTR. See “Short-Term Incentive Compensation” below for more details.

CEO Compensation and Pay-for-Performance Alignment

Each year, the Committee evaluates our CEO’s compensation relative to Company performance. The following graph shows the relationship of our CEO’s realizable pay (including actual total cash compensation and the realizable value of equity awards granted during the three-year period valued at December 31, 2015) and our cumulative shareholder return for the last three years relative to our 2015 peer group companies (see "Compensation Competitive Analysis" below). As illustrated, TSR is slightly below the median, but the Company's CEO pay is below the 25th percentile relative to peer group CEO pay.

*The Cumulative Total Shareholder Return numbers assume that the value of the investment in the Company's Common Stock was $100 on December 31, 2012 and track the investment through December 31, 2015.
**Based on availability of information, the above chart uses the time period of 2013 – 2015 for the Company and 2012 – 2014 for the peer group.
***Orbitz Worldwide Inc. and Strategic Hotels & Resorts Inc. were acquired in the final months of 2015. Each organization has been included in the analysis using stock prices and TSR as of the end of the month prior to each organizations’ acquisition.

The Committee also assesses the pay positioning of our NEOs as a whole. We have found that the NEO pay rankings align with our one and three-year TSR percentile rankings as set forth below.

Performance Period	Choice TSR Performance	Choice’s TSR Percentile Rank Among 2015 Peer Group
One-Year	-9%	41%
Three-Year	16%	49%

2015 Incentive Compensation Framework

Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement against performance metrics we believe drive shareholder value. In rewarding executives, the Company intends to continue its practice of providing direct accountability for individual, shared and organizational results, ensuring that rewards are commensurate with each executive's contributions to the results delivered for shareholders. Our performance measurement framework for incentive based pay for our NEOs is summarized below.

*Mr. Pepper's short-term incentive may be leveraged up or down by the Company's actual operating income achievement.

2015 Targeted Total Direct Compensation Mix

The charts below show the mix of targeted total direct compensation (“TDC”) (base salary, target annual incentive and target long-term incentive) for the CEO and other NEOs in 2015. Consistent with our pay-for-performance philosophy, the largest portion of compensation (approximately 81% for our CEO and on average 68% for our other NEOs) is variable or performance-based annual and long-term incentives.

2015 Targeted Total Direct Compensation

The Committee determined, based on market data and advice from its independent compensation consultant, Mercer, that the appropriate targeted TDC for our CEO in 2015 was $5,200,000 (base salary: $1,000,000, target annual incentive: $1,000,000 and target long-term incentive: $3,200,000). As shown below, Mr. Joyce’s actual TDC $5,263,547 slightly exceeded targeted TDC primarily due to annual incentive results that reflected strong achievement against operating income targets.

CEO Total Direct Compensation
	Target	Actual
Salary	$1,000,000	$998,462
Annual Incentive*	$1,000,000	$1,065,000
Long-Term Incentive	$3,200,000	$3,200,085
Total	$5,200,000	$5,263,547
*Amount shown in the table does not include Mr. Joyce's SkyTouch Adjustment Award of $249,970.

Say-on-Pay Feedback from Shareholders

We conduct an annual shareholder advisory vote on the compensation of our executive officers. In 2015, 98% of votes cast voted in favor of this proposal. The Committee considers the results of the advisory vote during its annual review of executive compensation. Given the significant level of shareholder support, the Committee concluded that our compensation program continues to provide a competitive pay-for-performance alignment that incentivizes our NEOs to maximize shareholder value and encourages long-term retention. The Committee believes the recent changes made, including re-balancing the long-term incentive mix, further incentivize our NEOs to maximize shareholder value.

The Company reaches out to its largest shareholders each year regarding compensation as well as governance matters. The Committee will continue to consider the outcome of our say-on-pay votes and our shareholder views when making future compensation decisions for the NEOs.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Compensation Philosophy

Our executive compensation program and pay decisions are based on the philosophy established by the Committee:

Emphasize pay for performance, pay competitively and focus on long-term shareholder value creation.

•
Emphasize Pay for Performance by aligning incentives with short- and long-term strategic objectives. We reward executives who achieve or exceed Company and individual objectives that are designed to drive the organization to execute on our strategy and deliver value to shareholders.

•
Pay Competitively by ensuring TDC for each executive is aligned with the appropriate competitive market. The compensation opportunity is constructed to be competitive with other corporations of similar complexity and global scale in terms of system-wide revenue and market capitalization. Because the executive team is challenged with managing in a $7 billion system-wide gross room revenue and rapidly changing distribution and e-business environment, paying competitively to similarly complex organizations is of critical importance to recruiting and retaining strong talent.

•
Focus on Long-Term Shareholder Value by linking executive pay opportunity to the Company's share value. This fosters the long-term focus required for premier performance in the hospitality industry, as well as encourages continued investment in growth. The Company believes that shareholder value will increase through continued growth in the core business, investments in growth opportunities beyond the core, optimization of balance sheet debt levels and risk-adjusted returns of excess capital to shareholders. The execution of this strategy will be achieved through Choice's strong cultural values which drive results through leadership, performance excellence and enterprise-wide accountability.

Compensation Objectives

The Committee considers the following objectives in making compensation decisions for our NEOs and other executives:

Objective	Description
Pay for Performance
Link pay through short- and long-term incentives to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and enhance shareholder value

Encourage Growth
Encourage the exploration of opportunities in business areas that are complementary to our core hotel franchising business, leveraging core competencies and / or adding to our franchising business model

Competitive Pay
Assure that compensation relates to performance relative to market competitors of similar complexity and global scale in terms of system-wide gross room revenue and market capitalization to provide effective incentives and encourage retention

Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership

Long-Term Focus	Foster long-term focus and continued investment in growth required for premier performance in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity so that the relationship between internal executive pay levels is appropriate
Recruitment and Retention
Enable the recruitment and retention of highly qualified executives able to excel within a complex organization that manages over $7 billion in system-wide gross room revenue in a rapidly changing, disruptive distribution environment

COMPENSATION COMPETITIVE ANALYSIS
The Committee considers many factors in determining NEO compensation, including the following:

•	Company culture and philosophy

•	Historical performance of the individual and the executive team

•	Importance of the executive’s role in the execution of the Company’s short- and long-term strategic objectives

•	Executive compensation market trends of peer companies in the hospitality, franchise and other related market sectors.

The Committee reviews competitive market data of companies with which we compete in business and for talent. Specifically, the Committee reviews data from companies with:

1. Revenue comparability (considering franchise system-wide gross room revenue)
2. Multi-brand franchises
3. Hotel / lodging industry focus
4. International presence
5. Technology capabilities.

This market data gives the Committee insight into the range of compensation in the competitive market and a general understanding of marketplace compensation practices and policies. However, the Committee does not use comparative market data to “benchmark” the amount of total compensation or any specific element of compensation.

2015 Peer Group

Choice reevaluates its peer group annually with Mercer's assistance. To better reflect the complexity of Choice's business, Mercer assisted the Committee with revising the peer group for 2015. The Committee believes that this new peer group, consisting of a more diverse set of companies, including those with a technology focus, more suitably matches the Company's increasingly complex business model and business mix, and better exemplifies the incentives that the Company plans to use in driving future performance outcomes. A number of different factors, including business complexity, franchise revenues, international presence and status as a peer amongst peers, were used to evaluate appropriate companies for the Choice 2015 peer group set out below. Information from the peer group is used as a general reference in evaluating the Company's compensation practices.
*Micros and Orbitz were initially included in the peer group for 2015 compensation decisions but as both were subsequently acquired, they were removed from the ongoing compensation decisions for 2015.
2015 Peer Group Comparison
*Revenue reflects 2014 year end (as reported in Mercer's September 2015 Executive Assessment). **Market capitalization is as of June 2015 (as reported in Mercer's September 2015 Executive Assessment). ***Choice Hotels franchise system revenue for purposes of the executive compensation market assessment reflects a blend of GAAP revenue ($758M) and franchise system-wide gross room revenue ($7B); percent rank is calculated using $2B. Choice's peer group is developed to support Choice Hotels' unique business model and objectives, recognizing that its GAAP revenue is not indicative of the breadth of executive responsibilities due to its franchise business model.

2015 COMPENSATION
The Company’s executive compensation program consists of four primary components: base salary; short-term cash incentives; long-term equity incentives; and perquisites and other benefits. The table below summarizes the elements of our incentive compensation program.

Incentive Program	Description	Key Features
Short-Term Incentive (Cash)	Motivates and rewards executives for achievement of Company annual financial and operational goals and/or other strategic objectives measured over the current fiscal year.	Cash incentive based on achieving annual operating income, market share, LTR and individual performance goals. Total potential payout ranges from 0% - 200% of target.
Long-Term Incentive (Equity)
Through a combination of equity vehicles, creates linkage to share value appreciation and alignment with shareholders.

Motivates and rewards executives for sustaining long-term financial and operational performance that increases the value of our brands and shareholder value.

Encourages continued employment through multi-year vesting periods.

Share ownership and holding requirements align the financial interests of our executives with the financial interests of our shareholders.

Grants may vary from annual guidelines based on several factors including, among other things, individual performance, retention, competitive market, and strategic alignment.

Stock Options: Option awards vest ratably over 4 years and expire 7 years from the grant date. The exercise price is equal to the closing price of Choice Common Stock on the date of grant.

RSs: Service-based Restricted Stock (“RS”) vests 25% per year over 4 years.

PVRSUs: PVRSU grants focus executives on achieving specific targeted objectives. PVRSUs are payable in stock and vest based upon the achievement of performance goals over a 3-year performance period.

Base Salary

We believe the primary purpose of base salaries is to provide a level of fixed compensation that is competitive to attract and retain highly qualified executives. The table below reflects the change in each NEO’s salary from 2014 to 2015:

Named Executive Officer	2015 Increase	Base Salary as of 12/31/15 ($)
Joyce	4.2%	1,000,000
White	9.3%	470,000
Pepper	34.6%	475,000
Pacious	6.3%	550,400
Wu	6.8%	390,000
The Committee believes that each of these increases was consistent with the performance results the executive delivered to Choice as well as the competitive environment for executive talent as follows:

•	Mr. Pepper's salary was significantly increased primarily in recognition of his promotion to Chief Development Officer and to better position him within the competitive environment.

•	Mr. White's increase reflects the competitive market for CFO pay.

•	The Committee recommended a 4.2% increase for Mr. Joyce and approved a 6.3% increase for Mr. Pacious and a 6.8% increase for Ms. Wu to better position them within the competitive environment.

•	The increases positioned each NEO at the median of our peer group with Mr. Pepper being above the median.

Short-Term Incentive Compensation

The Company has established the Choice Hotels International, Inc. Executive Incentive Compensation Plan (the “EICP”), an umbrella plan establishing the maximum performance-based incentive payout for tax purposes. The Company's Management Incentive Plan (“MIP”) is a cash bonus program through which operating and individual objectives are set.
Short-Term Incentive Target Opportunities
Under these plans, each NEO has a target incentive opportunity equal to a percentage of the NEO’s base salary. The target percentage remained the same as compared to

2014 for all NEOs other than Mr. Pepper. For Mr. Pepper, the percentage change (from 50% to 65%) reflected the increase in the scope and importance of his strategic role within the organization given his promotion to Chief Development Officer. As our executive head of sales, Mr. Pepper's annual incentive is directly correlated to our achievement against sales targets for the year and is limited by his ability to deliver executed franchise contracts. Mr. Pepper earns 43% of his base salary at threshold for 85% achievement of target performance, but has no maximum percentage, reflecting a structure that encourages a high level of performance.
The threshold, target and maximum incentive levels for each of the NEOs for 2015 were:

Bonus as a Percentage of Salary

Named Executive Officer	Threshold	Target	Maximum*
Joyce	50.0%	100.0%	200.0%
White	30.0%	60.0%	120.0%
Pepper	43.0%	65.0%	---
Pacious	37.5%	75.0%	150.0%
Wu	25.0%	50.0%	100.0%
*Mr. Pepper has no maximum incentive level.

Short-Term Incentive Performance Goals

Performance Metric	Weight	Why Goal is Used
Operating Income	-Mr. Joyce: 80% -Messrs. Pacious and White; Ms. Wu: 70%	Operating income heightens the focus on driving profitable operational revenue growth.
Market Share	-Messrs. Joyce, Pacious and White; Ms. Wu: 10%
Market share is the primary measure of how the Company is performing against competitors in growing our system size as well as our growth relative to our competitive index. Increasing market share drives financial performance.

Likelihood to Recommend (LTR)	-Messrs. Joyce, Pacious and White; Ms. Wu: 10%
LTR is the primary measure of customer satisfaction. LTR demonstrates value to our customers and allows us to demonstrate the value proposition of our brands to our franchisees to sell more franchises.

Individual Performance	-Messrs. Pacious and White; Ms. Wu: 10%	Individual performance goals allow us to measure performance against strategic goals and departmental objectives of the executive and the executive's team.
Executed Franchise Agreements	-Mr. Pepper: 84%	Executed franchise agreements is the primary measure of growth of the Choice system size and market share.
Deal Value	-Mr. Pepper: 16%	Deal value drives the value over the term of the contract which impacts operating income today and in the future.

Operating Income
The operating income target of $218.9 million for the 2015 MIP payout was recommended to the Committee by Mr. Joyce and approved in February 2015 based on the Company’s Board-approved 2015 business plan. The 2015 MIP was structured to pay the target bonus for each NEO upon achievement of the operating income target for the year and to pay a corresponding percentage of the target incentive for operating income performance above or below the target. For purposes of our incentive compensation, operating income is calculated in accordance with generally accepted accounting principles ("GAAP"), then adjusted by the Committee based on approved exceptions.
Because the operating income objective was the most heavily weighted factor for determining the actual MIP payout, the level of achievement against the operating income target relative to the NEO's target incentive opportunity was the primary driver of their annual incentive payout for the year. This is true for all NEOs other than Mr. Pepper, whose MIP payout is based primarily on the number of executed franchise contracts and the cumulative deal value, leveraged by operating income.

Operating Income Results
The Company achieved operating income of $225.3 million in 2015. Under the MIP, operating income achievement may be adjusted at the discretion of the Committee for certain non-recurring items. After the adjustments discussed below, operating income for 2015 incentive achievement determination purposes was reduced to $221.8 million. The resulting payout was 107.5% of the target.
Operating Income Adjustments
In December 2015, the Committee approved two downward adjustments in calculating operating income for purposes of 2015 MIP. Specifically, operating income was reduced by (1) $0.7 million related to mark-to-market gains from non-qualified deferred compensation plan assets resulting from financial market performance outside of management's control and (2) $3.2 million related to favorable SkyTouch operating income variance. Inclusion of either of these items would have resulted in higher 2015 operating income results under the MIP.
In addition, in December 2008, the Committee approved standing MIP adjustments related to costs required to be accounted for in accordance with (i) Accounting Standards Codification (“ASC”) No. 712–“Compensation – Nonretirement Postemployment Benefits” and (ii) ASC No. 420–“Exit or Disposal Cost Obligations” (the “Standing Adjustment Items”). For 2015, the benefit to operating income attributable to the Standing Adjustment Items was approximately $0.5 million.

Market Share and LTR
For 2015, the NEOs (as discussed below, other than Mr. Pepper) and other senior executives received two shared performance objectives associated with goals related to the Company’s market share and LTR (likelihood to recommend) ratings of the Company’s hotel portfolio. These objectives were also utilized in prior years and are a reflection of overall performance of the Company. Mr. Joyce’s performance objectives for 2015 consisted exclusively of the executive team’s shared objectives. For the other NEOs (other than Mr. Pepper), the shared objectives were accompanied by specific individual or department objectives.
For 2015 annual incentive payments, the shared objectives were related to:

•	Market share: Market share achievement was determined based on the projected total lodging industry supply growth.

•	LTR: LTR for equity brands was measured as the average ratings provided on the 10-point scale via the Guest Insight Systems survey administered by a third-party vendor.
Performance in 2015 against operating income, market share and LTR is captured in the chart below:

Criteria	Operating Income	Market Share*	Likelihood to Recommend (LTR)
Target	$218.9M	Grow domestic unit market share by -30 basis points in comparison to industry growth	8.44 for equity brands (Cambria Suites, Comfort Inn, Comfort Suites and Sleep Inn)
Actual	$221.8M as adjusted	1.05% net unit growth for Choice vs. 0.87% net unit growth for the U.S.	8.43 (99.9% of goal)
Achievement	101.3%	Over-performed; 18 basis points above the industry average	1 basis point below plan
Payout Percentage	107.5%	110%	95%
*To arrive at market share for the Company and industry, Choice calculates the net number of hotel properties added to the Choice Hotels system at year-end 2015 compared to the total number of units at year-end 2014 as reported in the Choice Hotels Inns & Operating Report and the total number of open hotel units in the United States at year-end December 2015 versus the reported number of open units at year-end December 2014 as measured by the third-party firm Smith Travel Research.
Individual / Department Performance
For Messrs. Pacious and White and Ms. Wu, a component of their short-term payout reflects individual and / or department objectives and their short-term incentive may be adjusted based on an assessment of their performance against pre-determined individual and / or department objectives. These performance objectives, where applicable, are based in part upon a qualitative evaluation of performance, but also include quantifiable measures such as RevPAR improvement, CRS contribution, Choice Privileges contribution, corporate room nights, or other relevant measures.
Performance objectives are determined at the beginning of the year based on the role of the individual in the organization and each component is assigned a weighting percentage. The Committee assesses performance against objectives and assigns payout.

Short-Term Incentive Payouts
The following table details the weightings and 2015 payouts attributed to each performance measure for each NEO.

NEO	Operating Income ($)		Market Share ($)		Likelihood to Recommend (LTR) ($)		Individual /Department Objectives ($)		Franchise Agreements / Deal Value ($)
Joyce	80%	860,000	10%	110,000	10%	95,000	—%	—	—%	—
White	70%	212,205	10%	31,020	10%	26,790	10%	36,660	—%	—
Pepper *	—%	—	—%	—	—%	—	—%	—	100%	270,003
Pacious	70%	310,632	10%	45,408	10%	39,216	10%	55,728	—%	—
Wu	70%	146,738	10%	21,450	10%	18,525	10%	24,375	—%	—

* Mr. Pepper's short-term incentive payout was 84% weighted based on achievement of executed franchise sales contracts in 2015; subject to operating income leverage up to the target incentive opportunity; and 16% weighted based on deal values; see further description below.

Franchise Agreements and Deal Value - Pepper
Mr. Pepper is covered under an Executive Sales MIP intended to drive high-value franchise sales. The plan was designed to deliver his target MIP payment (65% of base salary) upon achievement of a targeted number of executed franchise agreements and aggregate deal value during 2015. The amount payable under the MIP is leveraged to increase performance payout for results above the sales targets and decrease payout for results below the sales targets. The target payout may be further adjusted up or down based on overall Company operating income performance, similar to the other executive officers.
The Company is not disclosing the executed franchise agreements and the cumulative deal value targets because we believe such disclosure would cause us competitive harm. As a franchise company focused on growing our brands in a very competitive market for sales talent, the disclosure of goals for our major business development executive would allow competitors to know the details of his compensation structure and reveal his potential earnings. In addition, revealing targets and comparing them year over year would give competitors great insight into the Company’s growth strategy. Based on actual experience these goals were difficult to achieve. Mr. Pepper did not achieve his franchise agreement goal in 2014.

During 2015 the development team under the leadership of Mr. Pepper delivered 630 executed "domestic" franchise agreements covering the U.S., the Caribbean, and for certain brands, Canada. Mr. Pepper's actual incentive is also leveraged based on the Company's operating income performance (107.5%). Further, within the franchise agreement goal, Mr. Pepper had minimum goals for certain Choice brands. Because minimums for certain brands were not met, the portion of Mr. Pepper's bonus related to executed deals was reduced by 20%. Based on overall achievement, Mr. Pepper earned a total cash bonus of $270,003.

MIP PVRSU Adjustments

In addition to the cash awards described above, the amounts under the MIP include cash payments for the SkyTouch Adjustment Award, as further discussed in Long-Term Incentive Compensation below. The total value of the NEO SkyTouch Adjustment Award covering the PVRSU performance period of 2013 through 2015 is $428,465. Mr. Joyce received $249,970, Mr. White received $45,013, Mr. Pepper received $32,992, Mr. Pacious received $67,498 and Ms. Wu received $32,992.

Long-Term Incentive Compensation

Long-term equity incentive compensation is the largest component of total compensation for our NEOs. Linking the greatest portion of total compensation to long-term objectives aligns executives’ interests with the interests of shareholders. Also, the Committee believes this strategy focuses executives on addressing the potential risks facing the business through managing with a long-term perspective. To strengthen the tie between executive compensation and the Company’s performance, each executive’s targeted and actual pay mix may vary by position, with those having a greater impact on performance / operations generally having more pay at risk in the form of long-term incentives.
In 2015, Choice rebalanced its long-term compensation award mix and re-introduced PVRSUs equal to 25% of long-term compensation awards. The stock option component of our long-term compensation program remained strong (50%) in order to focus on the long-term vision needed to deliver on our accelerated growth strategy.
Long-Term Incentive Target Opportunity
For all NEOs, the Committee approved awards of stock options, PVRSUs and service-based restricted stock (“RS”), at 50%, 25% and 25% of the total value of the grant, respectively. This mix provides 75% performance-based alignment through the stock options and PVRSUs, providing a focus on share price appreciation and EPS. The RS ensures that 25% of the award is focused on retention.
Equity Grant Policies
The value of the long-term incentive opportunity granted to each NEO in 2015 was determined based on an established multiple of the NEO’s base salary. Each NEO’s multiple was established based on a combination of the executive's performance, the criticality of the role within the organization in achieving the long-term strategic plan of the organization and the competitive market.
The Committee uses discretion to determine the value of the equity award to be granted within a target range. The following sets forth the equity award grant value and base salary for each NEO as of December 31, 2015:

Named Executive Officer	Base Salary ($)	Target Range Grant Value Multiple as a Percentage of Salary	2015 Equity Award Grant Date Fair Value ($)
Joyce	1,000,000	300% - 340%	3,200,085
White	470,000	125% - 175%	725,047
Pepper*	475,000	75% - 125%	1,500,129
Pacious	550,400	140% - 210%	1,155,088
Wu	390,000	75% - 125%	400,070
*Mr. Pepper's 2015 equity award grant date fair value includes the additional PVRSU grant valued at $1,000,052 discussed below.

In February 2015, Mr. Joyce's target range award value for 2015 compensation increased from 230% - 270% to 300% - 340%. For 2016 compensation, the target range award value for Mr. Pepper increased from 75 - 125% to 125 - 175%, in connection with his promotion to Chief Development Officer.

Long-Term Incentive Grant Results
After reviewing the target range for each executive, Mr. Joyce recommended that each of the NEOs (other than himself) should receive 2015 equity awards valued above the midpoint level of the range of potential grant values for each type of award. He recommended this to achieve the targeted level of total compensation and align the leadership team's interests with long-term growth.
The following chart shows the actual stock options, PVRSUs and RS granted to each NEO as part of the Company’s annual equity grant process:

Name	# of Options		# of PVRSU (1)		# of Restricted Stock
	Grant Based on Black Scholes of		Grant Based on FMV of		Grant Based on FMV of		TOTAL GRANT*
	$12.39		$63.47		$63.47
							Value ($)
	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)
Joyce, Stephen P	129,137	1,600,007	12,605	800,039	12,605	800,039	3,200,085
White, David L	29,258	362,507	2,856	181,270	2,856	181,270	725,047
Pepper, David A	20,178	250,005	19,714	1,125,088	1,970	125,036	1,500,129
Pacious, Patrick S	46,611	577,510	4,550	288,789	4,550	288,789	1,155,088
Wu, Simone	16,143	200,012	1,576	100,029	1,576	100,029	400,070
(1) Mr. Pepper received two PVRSU grants in 2015: 1,970 shares at a FMV of $63.47 on February 27, 2015 and 17,744 shares at a FMV of $56.36 on May 26, 2015.

*For additional information on equity award values for each NEO in 2015, see the Grants of Plan-Based Awards Table.

The number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black Scholes option-pricing model. See the preamble to the Grants of Plan-Based Awards Table for more information on how the Company determines the actual number of shares subject to each type of equity award.
Grant Results - PVRSUs
In relation to PVRSUs previously awarded under the long-term incentive program, performance achievement levels relative to threshold, target and maximum are established at the beginning of the performance period, as well as the corresponding percentage of the target grant that will be earned at each achievement level. As a result, the number of PVRSUs that actually vest during any performance period may range from 0% to 250% of the initial grant, based on cumulative EPS performance as compared to targeted EPS for the period as well as certain other measures. The charts below provide the performance achievement levels and the corresponding vesting percent, applicable at that achievement level.

Grant Results - 2015 PVRSU Grant (All NEOs)

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<90%	90%	100%	120%
Corresponding Vesting Result	0%	50%	100%	200%
Grant Results - Pepper 2015 PVRSU
In addition to the standard PVRSU grant in February, the Company granted PVRSUs to Mr. Pepper to align his compensation opportunity with the competitive environment. In May 2015, in connection with his promotion to Chief Development Officer, Mr. Pepper was awarded a special PVRSU grant focused on achieving certain strategic objectives related to cumulative sales growth. The PVRSUs granted to Mr. Pepper cover the performance period of 2015 through 2017 and will vest, if earned, on January 2, 2019.
The chart below provides the performance achievement levels and the corresponding vesting percent, applicable at that achievement level.
Pepper May 2015 PVRSU (2015-2017)

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<50%	50%	100%	160%
Corresponding Vesting Result	0%	50%	100%	160%

Grant Results - PVRSUs Prior to 2015

2013 Grant (All NEOs)

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<90%	90%	100%	120%
Corresponding Vesting Result	0%	50%	100%	200%
Pepper PVRSU I (2014-2016)

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<100%	100%	100%	107%
Corresponding Vesting Result	0%	100%	100%	200%
Pepper PVRSU II (2014-2016)

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<100%	100%	100%	117%
Corresponding Vesting Result	0%	100%	100%	250%
In 2014, because the Committee decided to use stock options and RSs rather than PVRSUs to award long-term compensation, there were no PVRSU grants awarded, except Pepper's special grants discussed above.
A capital performance multiplier is a part of the PVRSU calculation for Mr. Pepper, providing Mr. Pepper with additional income if he is able to reach goal while maintaining certain capital levels. For Mr. Pepper's PVRSU II, the maximum 250% vesting result assumes the Cambria room goal top tier is reached and the max capital performance multiplier is achieved. The growth of the Cambria brand will be measured by number of rooms open and operating as of December 31, 2016.
In determining the cumulative EPS target for the prior performance periods, the Committee approved management’s recommendation based on the Company’s projected target growth under our strategic plan over the relevant time period. The Committee believes that the approved EPS targets are consistent with the Committee’s goal of making PVRSU EPS targets challenging, but achievable. The Committee believes that the recent history of PVRSU vesting supports the belief that the targets are challenging but achievable.

Vesting Year	PVRSU Awards Vesting as a % of Target*
2015	110%
2014	155%
2013	130%
2012	0% (None granted in 2009)
2011	0% (Threshold performance not achieved)
2010	70%
*The PVRSU results in the above chart do not reflect adjustments relative to SkyTouch.

Grant Results - Joyce PBRSU (2012 - 2016)

In May 2012, the Company granted Mr. Joyce a PBRSU award in connection with the negotiation and execution of his five-year contract extension. The performance targets for these PBRSUs were significantly higher than the stretch plan. At 100% of the performance target, Mr. Joyce would receive $2,000,023 worth of stock as measured at the time of the grant.

The Company did not meet the aggressive threshold goals for the 2012-2015 performance period and is not expected to meet the aggressive threshold goals of the 2012-2016 PBRSU performance periods. Based on the target number of shares underlying the PBRSU award and the stock price as of December 31, 2015, this would result in the forfeiture of $2,794,378 worth of stock for Mr. Joyce. The following chart illustrates the reported value as measured at the time of the grant compared to the expected value of Mr. Joyce's PBRSU award.

Long-Term Incentive Performance Results

Performance Results - PVRSUs Vested in 2015

PVRSUs granted in 2012 to Messrs. Joyce, Pacious, Pepper and White were eligible to vest in February 2015. Ms. Wu did not receive a PVRSU grant in 2012. These PVRSUs had a 3-year cumulative EPS target of $5.99 for the performance period 2012-2014. The actual 3-year cumulative EPS applicable to these PVRSUs was $6.12, reflecting 102% of target and a payout of 110% of target. SkyTouch Adjustment Awards with total cash value of $472,987 were also paid to Messrs. Joyce, Pacious, Pepper and White covering the performance period of 2012 through 2014 to compensate them for the additional expenses generated by the development and launch of SkyTouch, which would otherwise have a dilutive impact on EPS.

Performance Results - PVRSUs Vested in 2016
PVRSUs granted in 2013 with a three-year performance period, 2013 through 2015, paid out below target (50%) due to a decision to invest in the development and launch of SkyTouch as well as the decision to invest in the Company's accelerated growth strategy for its Comfort and Cambria brands. The expenses associated with such investment resulted in lower than expected EPS performance.

Performance Period	EPS Performance
2015	81%
2014	95%
2013	97%
Cumulative	90%

The EPS target was $6.91 for the performance period 2013-2015. The actual 3-year cumulative EPS applicable to these PVRSUs was $6.23, reflecting 90% of target and a payout of 50% of target.

SkyTouch Adjustment Award
In February 2016, the Committee considered and approved a special award payable in cash under the MIP to compensate executive officers who would have received higher PVRSU distributions had the SkyTouch investment been included in target EPS at the time of the grant (the “SkyTouch Adjustment Award”). The SkyTouch Adjustment Award takes into consideration the additional expenses generated by the development and launch of SkyTouch, which would otherwise have a dilutive impact on EPS. The SkyTouch Adjustment Award covering the performance period of 2013 through 2015 would result in a cumulative three-year EPS of $6.67 which reflects 96.5% of target and a payout of 75.5% of target, as compared to 50% of target. As a result, a total cash value of $428,465 was paid to the NEOs covering the performance period of 2013 through 2015 to compensate them for the difference between the value of the awards between 50% and 75.5% achievement of the performance target.

The Committee approved the SkyTouch Adjustment Award after concluding that the dilutive impact of the Company’s investment in SkyTouch would have the effect of reducing (or eliminating) the potential for the PVRSU grants to be earned, for reasons not reflective of the actual performance of the Company and its associates, including the NEOs. The Committee believed the SkyTouch Adjustment Award enabled better alignment between pay and performance by encouraging the continued investment in growth strategies that, when properly invested in and implemented, should enhance our profitability, maximize our financial returns and continue to generate value for our shareholders.

OTHER BENEFIT PROGRAMS AND POLICIES

Other Executive Benefits

Perquisite Allowance
The Company maintains a Flexible Perquisites Plan to enhance our ability to recruit and retain key executives. The plan design and prevalence of benefits are reviewed annually against our peer group and are consistent with market practice within the peer group.
Under the Company’s Flexible Perquisites Plan, each NEO and certain other executives are eligible to receive an aggregate amount that may be used by the executive officer for reimbursement for any of the following benefits: financial and estate planning, legal services, supplemental life insurance premiums, club membership dues, certain health care and fitness expenses and child care expenses. The reimbursement amount for each NEO is based on the executive’s title, role within the organization and scope of responsibilities. These reimbursements represent taxable income to the executive. The executive is responsible for paying any associated tax on amounts reimbursed under the Flexible Perquisites Plan and no tax gross-up is provided. In the event that an executive incurs reimbursable costs that are less than the aggregate reimbursable amount, any remaining allowance is forfeited and cannot be carried forward to the next year. We believe the Company's cost to provide this Plan is minimal compared to the recruitment and retention value the program offers in competing for talent.
In 2015, the aggregate amount of reimbursement available to each NEO under the Flexible Perquisites Plan was as set forth below. For actual amounts reimbursed to each NEO, see the All Other Compensation column of the Summary Compensation Table.

Officer	2015 Eligible Reimbursement ($)
Joyce	31,800
White	15,000
Pepper	15,000
Pacious	15,000
Wu	15,000
Stay at Choice and Other Benefits
Through the Stay at Choice program, the Company seeks to further our senior executives' use of our hotels when traveling on personal matters. The Company offers officers and directors reimbursements for nightly room charges when staying at the Company’s franchised properties for non-business related travel. There is no limit on an executive’s use of this plan during the year as they are a valuable source of input and feedback with regard to the value and consistency of our product. The Company pays the tax and gross-up associated with using the Stay at Choice program.
Pursuant to his employment agreement, Mr. Joyce is eligible for the personal use of the Company aircraft for up to 40 flight hours per year. The Company does not provide a tax gross-up on this benefit.
For the aggregate cost to the Company of each of the perquisites or other benefits described above, see the All Other Compensation column of the Summary Compensation Table.

Non-Qualified Deferred Compensation Plan

NEOs are eligible to defer their base salary, annual cash incentive and long-term incentive plan distribution. Deferrals are always 100% vested. The non-qualified plan provides the NEOs with a long-term capital accumulation opportunity through a range of investment opportunities designed to comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code").
We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans in any given year.

We believe these limits leave higher-paid executives without competitive retirement income replacement and that non-qualified plans are a vital part of an executive’s financial planning to bridge the divide between Social Security and retirement income.
For more information on these plans, see the All Other Compensation columns of the Summary Compensation Table below, and the Non-Qualified Deferred Compensation Table below.

Executive Share Ownership and Holding Requirements

Our Executive Share Ownership Guidelines are intended to align the interests and actions of executives with the interests of shareholders and promote our longstanding commitment to sound corporate governance.
Under the guidelines, each NEO must attain ownership of qualifying shares with a market value equal to a multiple of the executive’s then-current base salary within five years after first becoming a covered executive.
As of December 31, 2015, each NEO holds more than twice the required share ownership.

The chart below details the required market value for each category of executive officer

Category	Required Ownership as a Multiple of Salary
Chief Executive Officer - Joyce	5x
Category 1 - White, Pacious	3x
Category 2 - Wu, Pepper	2x
Stock ownership counting toward satisfaction of the guidelines includes:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises;

•	Restricted stock issued by Choice, including time-based restricted stock, performance vested restricted stock and performance-based restricted stock, so long as the stock is continuously held; and

•	Stock beneficially owned in trust or by immediate family members residing in the same household.

If an executive does not attain the ownership levels within the five-year period, and thereafter maintain the ownership levels, the Committee may:

•	Require the transfer of up to fifty percent (50%) of the executive’s MIP be paid in the form of Choice stock and/or adjust the amount or composition of any future cash or equity compensation;

•	Restrict the executive from selling or otherwise disposing of Choice stock;

•	Forego the future grant of any equity awards to the executive; or

•	Take any other actions reasonably designed to assist or enable the executive to satisfy the guidelines.
In addition, the NEOs must meet specified exemption criteria or obtain permission before selling stock that would result in their holdings dropping below the guideline requirements.

Hedging and Pledging Transactions

The Company's Insider Trading Policy restricts Company employees, including NEOs, from engaging in hedging transactions involving Company stock, such as prepaid variable forwards, equity swaps, collars and exchange funds unless the transaction has been reviewed and approved in advance by the Company’s Legal Department.

The Insider Trading Policy also prohibits directors and Section 16 officers from pledging shares without prior written approval of the General Counsel.

Executive Compensation Recovery "Clawback" Policy

The Company's Bonus Recoupment Policy (the “Clawback Policy”) gives the Committee the right to require the Company’s senior executives, including the NEOs, to pay back previous MIP distributions in the event that the Company materially restates its financial results as a consequence of significant noncompliance with financial reporting requirements. As of January 1, 2016, long-term incentives granted after January 1, 2016 are also subject to bonus recoupment.

Severance and Change in Control Arrangements

Each of the NEOs is entitled to receive various payments and continued benefits upon various triggering events. For Mr. Joyce, these arrangements are set forth in an employment agreement and for each of Ms. Wu and Messrs. White and Pacious, a non-competition, non-solicitation and severance benefit agreement. For Mr. Pepper, these arrangements are prescribed by the Choice Hotels International Severance Benefit Plan that is generally applicable to all of the Company’s employees who do not otherwise have an employment agreement or severance agreement with the Company.
The terms of the severance provisions and benefits in each of these agreements and the Choice Severance Benefit Plan were based on what the Committee believed was competitive with market at the time of adoption. In addition, Mr. Joyce’s employment agreement was based on contract renewal negotiation, with the Committee giving due consideration to market terms.
In May 2012, the Company entered into an amended and restated employment agreement with Mr. Joyce, the terms of which were based upon arms-length negotiations.  Mr. Joyce’s employment agreement contains severance benefits following constructive termination and termination following a change in control.
The Company and each of Ms. Wu and Messrs. White and Pacious are parties to an executive non-competition, non-solicitation and severance benefit agreement. The Committee believes that the severance, non-competition and non-solicitation provisions are typical within the hospitality and franchise industry and are reasonable and enforceable. Each of these agreements provides for 70 weeks of severance and termination benefits in the event of termination without cause or constructive termination, or for severance payments upon termination of the executive following a change in control (based on a “double trigger”) equal to a lump sum payment of 200% of his or her base salary plus 200% of his or her annual bonus. These agreements do not provide for gross-up payments for excise tax.
For Mr. Pepper, who does not have a severance agreement or a written employment agreement that contains a severance provision, severance is determined in accordance with the Choice Severance Benefit Plan that is generally applicable to all employees of the Company. The Severance Benefit Plan’s severance benefit level for executives at or above Mr. Pepper’s level is generally five weeks of severance pay for each year of service subject to a minimum and a cap, where the termination is not in connection with a change in control. For a termination following a change in control, the plan provides for severance payments equal to 200% of the executive’s base salary plus 200% of his annual bonus.
Mr. Joyce’s employment agreement, the severance benefit agreements with Ms. Wu and Messrs. White and Pacious,

and the Severance Benefit Plan for Mr. Pepper contain provisions granting severance payments upon termination following a change in control. These provisions were adopted to ensure that these executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. These executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. The Committee believes these provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated for a limited period of time following termination.
For a more detailed discussion of the arrangements applicable to each NEO, including an estimated quantification of the benefits payable to each officer assuming a termination event as of December 31, 2015, see the Potential Payments Upon Termination or Change of Control section below.

Compensation Risk Mitigation

In 2015, the Committee reviewed the Company’s incentive plans, compensation programs and practices, and the processes for implementing these programs to determine whether any risks arising from our compensation policies and practices for our NEOs and other employees could create risks that are reasonably likely to have a material adverse effect on the Company. In conducting this review, the Committee considered analysis performed by Mercer, an independent compensation consulting firm, with regard to the Company’s compensation policies and practices.

The factors considered by the Committee include:

•
the general design philosophy of our compensation policies and practices for employees whose behavior would be most affected by the incentives established by our compensation policies and practices, as such policies and practices relate to or affect risk taking by employees on our behalf, and the manner of their implementation;

•	our risk assessment and incentive considerations in structuring our compensation policies and practices or in awarding and paying compensation;

•	how our compensation policies and practices relate to the realization of risks resulting from the actions of employees in both the short and long term;

•	our policies regarding adjustments to our compensation programs and practices to address changes in our risk profile; and

•	material adjustments that we have made to our compensation policies and practices as a result of changes in our risk profile.

The Committee believes that it has mitigated unnecessary risk taking in both the design of the compensation plans and the controls placed upon them because (i) the performance goals relate directly to the business plan approved by the Board, (ii) the Company has ownership requirements, restrictions on hedging, restrictions on pledging of securities by directors and Section 16 officers and a clawback policy and (iii) there is an appropriate balance between our annual incentives and long-term incentives, with a particular emphasis on long-term value creation for our executives that aligns with shareholder value creation.

Based on this review, the Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DECISION-MAKING PROCESS

Role of the Compensation and Management Development Committee

The Committee sets the Company’s compensation principles that guide the design of compensation plans and programs for our executive officers. The Committee is charged with establishing, implementing and monitoring the compensation of the Company's executive officers as well as their development and succession planning. In carrying out its responsibilities, the Committee endeavors to achieve and maintain an executive compensation package that is both fair and competitive in furtherance of the Company’s goals, including increasing shareholder value.
As part of its responsibility and oversight, the Committee reviews corporate goals and objectives relevant to CEO compensation, evaluates performance in light of those goals and objectives and recommends CEO compensation based on this evaluation to the Board for approval. With regard to the other NEOs, the Committee reviews and approves changes to base salary, annual and long-term incentive plan performance targets and the achievement against those goals, and equity-based compensation design, delivery and value. In addition, the Committee reviews and approves all compensation-related agreements, including employment agreements, severance and change-of-control arrangements and any other special supplemental compensation and/or benefits for executive officers, except for the CEO for which the Committee makes a recommendation to the Board for approval. The Committee also engages in a risk-assessment.
The Compensation Committee has delegated limited authority to our Stock Compensation Committee, currently consisting of our Chief Executive Officer, to make equity awards to employees at the vice president level or lower solely for the purpose of promotion, retention, or new hire. No individual award may exceed $250,000 in value.

Role of the Independent Compensation Consultant

The Committee has authority to retain outside compensation consultants and advisors to assist the Committee. The Committee is directly responsible for the appointment, compensation and oversight of the Compensation Consultant. The Compensation Consultant reports directly to the Committee and pursuant to the Committee's instructions, works with management to compile information and gain an understanding of the

Company and any issues for consideration by the Committee.
The Committee currently retains Mercer (US) Inc. (“Mercer,” or the “Compensation Consultant”) to review market trends and advise the Committee regarding executive compensation matters. For a full description of Mercer's role in advising the Committee, see Committees of the Board above.

Role of Management

In conjunction with the Committee Chairman, management prepares and presents specific compensation proposals to the Committee for consideration as follows:

•	The CEO may make recommendations to the Committee with regard to the assessment of individual executive officer performance (other than his own) and corresponding compensation actions.

•	The CEO and Chief Human Resources Officer may make recommendations with regard to incentive and other benefits plan design and delivery.

•	The CEO, Chief Human Resources Officer and CFO may make recommendations with regard to financial and non-financial targets under our annual incentive plan and our PVRSU awards.
At the direction of the Chairman of the Committee, management prepares and distributes to Committee members agendas, meeting materials and Company data in preparation for Committee meetings. The NEOs do not play a role in their own individual compensation determinations, other than discussing individual performance objectives with the CEO.

BOARD COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Recommendation
The Compensation and Management Development Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Ervin R. Shames, Chairman
William L. Jews
Gordon A. Smith
John P. Tague

SUMMARY COMPENSATION TABLE
The following table summarizes total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2015:

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Stephen P. Joyce	2015	998,462	249,970	1,600,078	1,600,007	1,065,000	35,227	158,083	5,706,827
President and	2014	958,846	292,578	833,340	1,666,671	1,302,610	29,137	233,871	5,317,053
Chief Executive Officer	2013	928,846	78,659	1,666,698	833,341	931,695	26,265	201,881	4,667,385
David L. White	2015	468,462	45,013	362,540	362,507	306,675	38,421	88,379	1,671,997
Senior Vice President,	2014	413,000	61,428	233,375	466,675	337,707	31,779	78,414	1,622,378
Chief Financial Officer and Treasurer	2013	361,635	17,745	300,036	150,002	216,671	28,646	74,765	1,149,500
David A. Pepper	2015	432,231	32,992	1,250,124	250,005	275,295	133,061	53,908	2,427,616
Chief Development Officer	2014	352,116	46,555	495,061	240,001	178,556	110,058	43,295	1,465,642
	2013	330,000	13,429	220,046	110,006	214,500	99,208	72,312	1,059,501
Patrick S. Pacious	2015	549,142	67,498	577,578	577,510	450,984	7,433	136,186	2,366,331
Chief Operating Officer	2014	515,343	72,426	316,668	633,338	518,100	6,147	78,315	2,140,337
	2013	450,673	13,093	450,016	225,007	295,452	5,542	96,405	1,536,188
Simone Wu	2015	389,038	32,992	200,058	200,012	211,088	—	64,049	1,097,237
Senior Vice President,	2014	363,839	—	633,370	266,673	244,404	—	41,329	1,549,615
General Counsel and Secretary	2013	334,423	—	220,046	110,006	168,545	—	48,238	881,258

(1)
Values reflect base salary actually received by each Named Executive Officer in the years presented, which depending on the position of pay periods within a calendar year, may not equal a Named Executive Officer’s stated annual salary.

(2)
In addition to the cash awards described in footnote 4, the amounts under the Management Incentive Plan include cash payments for the SkyTouch Adjustment Award, as further discussed in the Long-Term Incentive Compensation section. The total value of the NEO SkyTouch Adjustment Award covering the PVRSU performance period of 2013 through 2015 is $428,465. Mr. Joyce received $249,970, Mr. White received $45,013, Mr. Pepper received $32,992, Mr. Pacious received $67,498 and Ms. Wu received $32,992. Last year, the total value of the NEO SkyTouch Adjustment Award covering the PVRSU performance period of 2012 through 2014 was $472,987. Mr. Joyce received $292,578, Mr. White received $61,428, Mr. Pepper received $46,555 and Mr. Pacious received $72,426. Ms. Wu did not receive a payment as she joined the company in February 2012 and was not awarded a PVRSU grant by the Company at that time. For 2013, the total value of the NEO SkyTouch Adjustment Award covering the PVRSU performance period of 2011 through 2013 was $122,926. Mr. Joyce received $78,659, Mr. White received $17,745, Mr. Pepper received $13,429 and Mr. Pacious received $13,093. Ms. Wu did not receive a payment as she was not employed by the Company at the time of the PVRSU grant.

(3)
For each of the NEOs, amounts shown in the Stock Awards column for 2013, 2014 and 2015 include the grant date fair values for RS, PBRSUs and PVRSUs. The values included for PBRSUs and PVRSUs are based on the probable outcome of the performance goals on the grant date (100% of the performance target), computed in accordance with FASB ASC Topic 718. Assumptions used to calculate fair value for Stock and Option Awards for 2015 are discussed in Note 18 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The actual value realized by each individual with respect to PBRSU and PVRSU awards will depend on the Company’s actual performance relative to the performance goals, with vesting options for actual shares ranging from 0% to 207.46% for PBRSUs and 0% to 250% for PVRSUs based on actual performance against the performance target established at the time of grant.

The grant date fair value based on the probable outcome for the 2015 PVRSU awards was $800,039 for Mr. Joyce, $181,270 for Mr. White, $1,125,088 for Mr. Pepper, $288,789 for Mr. Pacious and $100,029 for Ms. Wu. The grant date fair value based on the maximum outcome for the 2015 PVRSU awards was $1,600,078 for Mr. Joyce, $362,540 for Mr. White, $1,850,155 for Mr. Pepper, $577,578 for Mr. Pacious and $200,058 for Ms. Wu.
The grant date fair value based on the probable outcome for the 2014 PVRSU awards to Mr. Pepper was $375,024. The grant date fair value based on the maximum outcome for the 2014 PVRSU awards to Mr. Pepper was $843,804.
The grant date fair value based on the probable outcome for the 2013 PVRSU awards was $833,349 for Mr. Joyce, $150,018 for Mr. White, $110,023 for Mr. Pepper, $225,008 for Mr. Pacious and $110,023 for Ms. Wu. The grant date fair value based on the maximum outcome for the 2013 PVRSU awards was $1,666,698 for Mr. Joyce, $300,036 for Mr. White, $220,046 for Mr. Pepper,

$450,016 for Mr. Pacious and $220,046 for Ms. Wu. The 2013 PVRSUs awards vested in February 2016 with an actual outcome at 50% of the performance target.

(4)
Values reflect the cash awards earned by each of the Named Executive Officers under the 2015 Management Incentive Plan. For a discussion of the performance targets under the 2015 Management Incentive Plan, see the description under the heading Short-Term Incentives above. For a discussion of the potential amounts payable to each Named Executive Officer under the 2015 Management Incentive Plan, see the Grants of Plan-Based Awards for 2015 table below. Mr. Pepper's 2015 amount does not include payment of $26,400 that is pending for four of the executed franchise agreements that are subject to satisfying certain outstanding items with them during 2016. However, the 2015 amount includes $5,292 in contingent payments earned by him for completing certain outstanding items associated with seven of the franchise agreements executed in 2014; the remaining contingent balance of $756 was forfeited due to non-completion of the franchise agreement process. The 2014 amount for Mr. Pepper includes $6,600 in contingent payments earned by him for satisfying certain outstanding items associated with one of the franchise agreements executed in 2013.

(5)
Values reflect the preferential earnings on non-qualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”). The values reported are based on the excess of the return on amounts credited to accounts in the EDCP at the annually designated rate of return over 120% of the applicable federal long-term rate.

(6)	See the All Other Compensation table below for additional information on the amounts included for each Named Executive Officer in the 2015 All Other Compensation column.

ALL OTHER COMPENSATION
The following table further illustrates the components of the 2015 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Tax Payments(a) ($)	Other Benefits(b) ($)	Total ($)
Joyce	64,285	10,200	—	83,598	158,083
White	24,535	10,200	15,783	37,861	88,379
Pepper	22,709	10,200	2,651	18,348	53,908
Pacious	30,586	10,200	32,772	62,628	136,186
Wu	18,578	10,200	7,462	27,809	64,049

(a)
Represents amounts paid during 2015 with respect to reimbursement for payment of taxes under our Stay at Choice program which provides reimbursements to senior executives when staying at Choice hotels properties for purposes other than business.

(b)	Benefits in this column include the following amounts or types of compensation:

•
reimbursement for personal stays during 2015 under our Stay at Choice program, which was $20,766 for Mr. White; $47,722 for Mr. Pacious; $13,694 for Ms. Wu; and $2,558 for Mr. Pepper (Such reimbursements cannot form the basis for inferences as to whether or how often the NEOs stay at Choice properties. This policy applies only for personal stays, and some NEOs may not submit every personal stay for reimbursement under the Stay at Choice program.);

•
reimbursement of club dues incurred in 2015 under the Flexible Perquisites Program, which was $2,360 for Mr. Joyce; $11,018 for Mr. White; $8,280 for Mr. Pacious; $15,000 for Mr. Pepper; and $4,501 for Ms. Wu;

•
reimbursement of financial and tax planning services and legal expenses incurred during 2015 under the Flexible Perquisites Program, which was $25,459 for Mr. Joyce; $1,826 for Mr. White; $1,875 for Mr. Pacious; and $2,201 for Ms. Wu;

•	reimbursement of health and wellness expenses incurred during 2015 under the Flexible Perquisites Program, which was $3,921 for Mr. Pacious; and $5,600 for Ms. Wu;

•	group term life insurance premiums paid by Choice on behalf of each Named Executive Officer; and

•	the aggregate incremental cost to the Company for Mr. Joyce’s personal use of the Company’s aircraft during 2015, which was $51,281.

Choice calculates the aggregate incremental cost of the personal use of the Company’s aircraft by summing actual direct and direct variable costs associated with the use of the aircraft. These costs include fuel, crew travel expenses, landing fees, flight plans, catering and incremental cost associated with the aircraft lease. Per Mr. Joyce’s employment agreement, he is entitled to use the Company’s aircraft for personal use for up to 40 hours per year. Periodically, Mr. Joyce’s family members and guests may accompany him on business or personal trips on the aircraft; however, the aggregate incremental cost to the Company of their use of the aircraft is minimal, if any.

GRANTS OF PLAN-BASED AWARDS FOR 2015
The Compensation and Management Development Committee determines the aggregate equity value to be awarded to each NEO annually as discussed above in Compensation Discussion and Analysis, under the heading Long-Term Incentives. In 2015, each NEO’s aggregate annual equity value (excluding extraordinary performance grants, employment and retention related grants and similar grants made outside of the annual process) was divided into awards of approximately one-half stock options, one-quarter service-based restricted stock (“RS”) and one-quarter as performance vested restricted stock units (“PVRSU”). For options granted to these NEOs, the value of the aggregate equity grant to be delivered as options is divided by the Black-Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed above in Compensation Discussion and Analysis, Mr. White’s long-term equity grant value in 2015 was 154.3% of his base salary, or $725,047. Approximately one-half of this value, or $362,507, was granted as stock options. The Black-Scholes value was $12.39. Thus, the number of shares subject to Mr. White’s option grant on February 27, 2015 was determined as follows: $362,507/$12.39 = 29,258 shares. The value of the aggregate equity grant to be delivered as RS and PVRSUs ($362,540) was divided by the closing price of Choice’s Common Stock on the date of grant, or $63.47. Thus, Mr. White’s stock grant was determined as follows: $362,540/$63.47 = 5,712 shares, consisting of 2,856 RS and 2,856 PVRSUs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce		500,000	1,000,000	2,000,000
	2/27/2015				6,303	12,605	25,210				800,039
	2/27/2015							12,605			800,039
	2/27/2015								129,137	63.47	1,600,007
White		141,000	282,000	564,000
	2/27/2015				1,428	2,856	5,712				181,270
	2/27/2015							2,856			181,270
	2/27/2015								29,258	63.47	362,507
Pepper		204,250	290,875	---
	2/27/2015				985	1,970	3,940				125,036
	2/27/2015							1,970			125,036
	2/27/2015								20,178	63.47	250,005
	5/26/2015				8,872	17,744	28,391				1,000,052
Pacious		206,400	412,800	825,600
	2/27/2015				2,275	4,550	9,100				288,789
	2/27/2015							4,550			288,789
	2/27/2015								46,611	63.47	577,510
Wu		97,500	195,000	390,000
	2/27/2015				788	1,576	3,152				100,029
	2/27/2015							1,576			100,029
	2/27/2015								16,143	63.47	200,012

(1)
For NEOs other than Mr. Pepper, threshold amount reflects the threshold payment level under the Company’s 2015 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For Mr. Pepper, threshold amount is based on minimum sales goal required to earn any payment under his Management Incentive Plan. Based on the unique structure of Mr. Pepper’s Plan, there is no maximum amount that can be earned. For a discussion of the performance targets under the 2015 Management Incentive Plan, see Short-Term Incentive Compensation above. For the actual payments made to each NEO pursuant to the 2015 Management Incentive Plan, see the 2015 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)
Represents the range of PVRSU awards upon vesting. The February 27, 2015 awards will cliff vest in three years upon meeting the minimum threshold requirements of the 2015-2017 performance period. Mr. Pepper's May 26, 2015 PVRSUs will vest on January 2, 2019, based on achievement of cumulative sales growth objectives of the 2015-2017 performance period. During the performance periods for both awards, dividends accrue on the PVRSUs, if and at the same rate as dividends are paid out on our outstanding Common Stock; provided, however, that dividends are paid at the time of vesting based on the number of shares that actually vest.

(3)
Represents grants of RS to each NEO. These awards vest 25% per year beginning on the first anniversary of the grant date assuming continued employment of the officer. Dividends are paid on the RS, if and at the same rate and time as dividends are paid on our outstanding Common Stock.

(4)	Represents grants of stock options to each NEO. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.

(5)
The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Compensation and Management Development Committee as the closing price reported on the NYSE on the date of the grant.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS TABLE
Employment Agreements
Choice has entered into an Employment Agreement with Mr. Joyce and Choice has entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (“Severance Benefit Agreement”) with each of Messrs. White and Pacious and with Ms. Wu.
Mr. Joyce
On March 21, 2008, Choice entered into an employment agreement with Mr. Joyce, effective May 1, 2008, as amended and restated on April 30, 2008 and further amended September 16, 2010 (as amended, the “Initial Joyce Employment Agreement”). The term of the Initial Joyce Employment Agreement was five years. The Initial Joyce Employment Agreement provided that, for the first six months of the agreement term, Mr. Joyce would be President and Chief Operating Officer and, thereafter, he would transition to President and Chief Executive Officer. As previously disclosed, this schedule was accelerated and Mr. Joyce assumed the role of President and Chief Executive Officer on June 26, 2008. The Initial Joyce Employment Agreement also provided that Mr. Joyce was to be nominated for election to the Board as a Class III director. Mr. Joyce was appointed to the Board, effective April 30, 2008.
On May 24, 2012, Choice and Mr. Joyce entered into the Second Amended and Restated Employment Agreement, as amended March 4, 2014, (the “Joyce Employment Agreement”), which superseded and replaced the Initial Joyce Employment Agreement. The March 4, 2014 amendment to the Second Amended and Restated Employment Agreement provided for a one-year extension of the termination date, from May 25, 2017 to May 25, 2018.
Pursuant to the Joyce Employment Agreement, Mr. Joyce receives an initial annual base salary of $900,000 as President and Chief Executive Officer. As of December 31, 2015, Mr. Joyce's salary was $1,000,000. On the effective date of the agreement, Mr. Joyce received an award of performance-based restricted stock units (“2012 PBRSU”), which superseded and replaced the PBRSU granted under the Initial Joyce Employment Agreement. The target number of shares granted under the 2012 PBRSU is equal to the number with a fair market value on the effective date of $2,000,023. Approximately one-third of the target number of shares of the 2012 PBRSUs is eligible to vest four years from the effective date subject to the satisfaction of a 4-year performance target. This partial vesting does not include any threshold or maximum payout; therefore, if the 4-year performance target is met or exceeded, the partial vesting will occur, and if the 4-year performance target is not met, no portion of the partial award will vest. Any portion of the 2012 PBRSUs that does not vest at the four-year measurement period will vest five years from the effective date, subject to the satisfaction of a 5-year performance target. The actual payout at the conclusion of the 5-year period is subject to leveraging based on satisfaction of the 5-year performance target, with a 60% target payout threshold and a 207.46% payout maximum. The Company is not expected to meet the threshold goals for the 2012-2015 or the 2012-2016 PBRSU performance periods.
In addition, Mr. Joyce is eligible throughout the term of the Joyce Employment Agreement to earn a target bonus of 100% per year of his base salary. Mr. Joyce is also eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be based on a multiple of his base salary, as determined in the discretion of the Compensation Committee. Mr. Joyce is also eligible to participate in the Executive Deferred Compensation Plan (“EDCP”). As applied to Mr. Joyce under the EDCP, upon attaining age 55, his years of service will be deemed to be ten years. Mr. Joyce was eligible to participate under the Initial Joyce Employment Agreement in the now-terminated Choice Supplemental Executive Retirement Plan (“SERP”). As applied to Mr. Joyce under the SERP, upon attaining age 55, his years of service will be deemed to be his actual years of service plus ten years. The SERP was terminated in December 2012 and Mr. Joyce received a payout of his accrued benefit.
The Joyce Employment Agreement further provides that Choice will provide Mr. Joyce with (i) use of the aircraft utilized by the Company for personal use for up to 40 flight hours per year, consistent with Company policy, (ii) reimbursement for all reasonable expenses incurred by him in the performance of services under the agreement, including all travel and living expenses while away from home on business or at the request of and in the service of Choice in accordance with Company policy, (iii) participation in the Company’s Flex Perquisites Program in an amount not to exceed $31,800 per year or such higher amount as may be approved by the Committee and (iv) participation in all other retirement, health, welfare and fringe benefit plans and policies as generally afforded to the most senior executives of the Company, as are in effect from time to time. Under the Joyce Employment Agreement effective in May 2012, Mr. Joyce no longer receives a corporate club membership or automobile allowance, both benefits that were provided under the Initial Joyce Employment Agreement.
Mr. White
Mr. White, the Company’s Senior Vice President, Chief Financial Officer and Treasurer, entered into a Severance Benefit Agreement with the Company effective August 1, 2011, as amended March 25, 2013, (the “White Severance Benefit Agreement”). The White Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2015, he received a base salary of $470,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 60% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. White is entitled to participate in all other fringe benefits afforded Choice employees of similar status. Mr. White was entitled to receive a monthly automobile allowance, however, the Company terminated automobile allowances for its executive officers effective January 2014.
Mr. Pacious
Mr. Pacious, the Company’s Chief Operating Officer, entered into a Severance Benefit Agreement with the Company effective May 5, 2011 (as amended pursuant to an Amendment dated March 13, 2012, the “Pacious Severance Benefit Agreement”). The Pacious Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2015, he received a base salary of $550,400 per year, was participating in our annual incentive bonus plan with a target bonus equal to 75.0% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Pacious is entitled to participate in all other fringe benefits afforded Choice employees of similar status. Mr. Pacious was entitled to receive a monthly automobile allowance, however, the Company terminated automobile allowances for its executive officers effective January 2014.
Ms. Wu
Ms. Wu, the Company’s Senior Vice President, General Counsel and Secretary, entered into a Severance Benefit Agreement with the Company effective February 13, 2012, as amended March 25, 2013, (the “Wu Severance Benefit Agreement”). The Wu Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2015 she received a base salary of $390,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 50% of her base salary and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Ms. Wu is entitled to participate in all other fringe benefits afforded Choice employees of similar status. Ms. Wu was entitled to receive a monthly automobile allowance, however, the Company terminated automobile allowances for its executive officers effective January 2014.
Please see the Potential Payments Upon Termination or Change in Control section below for a more detailed discussion on the termination and severance provisions set forth in each employment agreement described above, as well as the severance and termination provisions and arrangements applicable to our other Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2015
The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested stock option awards, unvested RS and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the RS, PVRSU and PBRSU awards is based on the NYSE closing market price of Choice’s stock as of December 31, 2015, which was $50.41. The PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period (except for Mr. Joyce’s May 2012 PBRSUs that will be earned, if at all, based upon five-year cumulative average EPS growth rates (see Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements – Mr. Joyce, Mr. Pepper's 2014 PVRSUs that will be earned, if at all, based on achievement of certain strategic objectives related to increasing domestic royalties for core brands and on the growth of the Cambria brand and Mr. Pepper's May 2015 PVRSUs that will be earned, if at all, based on achievement of certain strategic growth objectives).
In connection with the Company’s payment in 2012 of a special cash dividend of $10.41 per share, the Compensation and Management Development Committee was required to approve an equitable adjustment to the outstanding stock options to prevent the dilution of their value. The Committee elected to utilize an adjustment method known as the “ratio-spread adjustment” which combined a reduction of the exercise price (by amount less than the $10.41 per share dividend amount) with an increase in the number of shares subject to the option, to preserve the ratio of exercise price to fair market value that existed prior to the payment of the special cash dividend. For all option awards prior to the special cash dividend, the number of securities and the applicable option exercise price reflect the post-special dividend adjustment. Because dividends are payable on RS and earned (and potentially payable) on PVRSUs and PBRSUs, no adjustments to the number of shares subject to these awards were made. However, because of the negative impact on EPS of the financing transactions related to the special dividend, the Committee approved adjustments to the EPS targets for the 2012 PVRSU awards and to the cumulative average EPS growth rates for the 2012 PBRSUs granted to Mr. Joyce.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joyce	02/08/2009	90,360	—	20.41	02/08/2016	—	—	—	—
	02/15/2010	132,046	—	24.75	02/15/2017	—	—	—	—
	02/21/2011	95,472	—	31.31	02/21/2018	—	—	—	—
	02/19/2012	66,003	22,001	27.03	02/19/2019	4,684	236,120	—	—
	05/25/2012	—	—			—	—	33,261	1,676,687
	02/08/2013	42,130	42,131	36.76	02/08/2020	11,336	571,448	11,335	571,397
	03/26/2014	47,241	141,724	45.59	03/26/2021	13,710	691,121	—	—
	02/27/2015	—	129,137	63.47	02/27/2022	12,605	635,418	12,605	635,418
White	02/08/2009	37,079	—	20.41	02/08/2016	—	—	—	—
	02/14/2010	36,708	—	24.75	02/14/2017	—	—	—	—
	02/20/2011	21,548	—	31.31	02/20/2018	—	—	—	—
	02/19/2012	13,860	4,621	27.03	02/19/2019	984	49,603	—	—
	02/08/2013	7,582	7,585	36.76	02/08/2020	2,041	102,887	2,041	102,887
	03/26/2014	13,227	39,684	45.59	03/26/2021	3,840	193,574	—	—
	02/27/2015	—	29,258	63.47	02/27/2022	2,856	143,971	2,856	143,971
Pepper	02/14/2010	32,845	—	24.75	02/14/2017	—	—	—	—
	02/20/2011	16,336	—	31.31	02/20/2018	—	—	—	—
	02/19/2012	10,494	3,499	27.03	02/19/2019	746	37,606	—	—
	02/08/2013	5,560	5,563	36.76	02/08/2020	1,497	75,464	1,497	75,464
	03/26/2014	6,802	20,409	45.59	03/26/2021	1,975	99,560	4,114	207,387
	02/27/2015	—	20,178	63.47	02/27/2022	1,970	99,308	1,970	99,308
	05/26/2015	—	—			—	—	28,391	1,431,190

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pacious	02/08/2009	50,564	—	20.41	02/08/2016	—	—	—	—
	02/14/2010	32,845	—	24.75	02/14/2017	—	—	—	—
	02/20/2011	15,912	—	31.31	02/20/2018	—	—	—	—
	02/19/2012	16,335	5,445	27.03	02/19/2019	22,229	1,120,564	—	—
	02/08/2013	11,374	11,377	36.76	02/08/2020	3,061	154,305	3,061	154,305
	03/26/2014	17,951	53,856	45.59	03/26/2021	5,210	262,636	—	—
	02/27/2015	—	46,611	63.47	02/27/2022	4,550	229,366	4,550	229,366
Wu	02/19/2012	13,594	5,364	27.03	02/19/2019	4,565	230,122	—	—
	02/08/2013	5,560	5,563	36.76	02/08/2020	1,497	75,464	1,497	75,464
	02/28/2014	—	—			10,240	516,198	—	—
	03/26/2014	7,558	22,677	45.59	03/26/2021	2,194	110,600	—	—
	02/27/2015	—	16,143	63.47	02/27/2022	1,576	79,446	1,576	79,446

(1)	The stock options listed above vest 25% per year beginning on the first anniversary of the grant date and have a seven-year term.

(2)
Restricted stock awards generally vest at the rate of 25% each year for four years from the date of grant, except for (i) Ms. Wu’s 2/19/2012 restricted stock award for 4,565 shares, which vested four years from the date of grant and Ms. Wu’s 2/28/2014 restricted stock awards for 10,240 shares, which vests three years from the date of grant, (ii) Mr. Pacious’ 2/19/2012 restricted stock awards for 21,068 shares, which vests five years and eight months from the date of grant.

(3)
PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target, except for Mr. Pepper's 2014 PVRSUs that will be earned, if at all, based on achievement of certain strategic objectives related to increasing domestic royalties for core brands and on the growth of the Cambria brand and Mr. Pepper's May 2015 PVRSUs that will be earned, if at all, based on achievement of certain strategic growth objectives. If Mr. Joyce’s May 2012 PBRSUs are earned, they vest upon the conclusion of a five-year performance period based on cumulative average EPS growth.

The PVRSUs granted in 2013 reflect the actual share amounts awarded at 50% payout. The PVRSUs granted in February 2015 are valued at target. Mr. Pepper's May 2015 PVRSU grant is valued at maximum payout. Mr. Pepper's 2014 PVRSU grant, and Mr. Joyce's 2012 PBRSU grant are valued at the minimum threshold. The Company is not expected to meet the threshold goals for the 2012-2016 PBRSU performance periods as it relates to Mr. Joyce's 2012 PBRSU grant.

OPTION EXERCISES AND STOCK VESTED FOR 2015
The following table provides information for each of the NEOs on stock option exercises during 2015, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the NYSE closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Joyce	167,145	5,880,334	38,246	2,375,538
White	31,957	970,249	11,036	687,160
Pepper	56,884	2,440,713	7,145	447,486
Pacious	—	—	37,275	2,332,600
Wu	2,494	89,722	2,884	177,496

NON-QUALIFIED DEFERRED COMPENSATION FOR 2015
Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003, as amended in December 2008 with such amendment effective on January 1, 2009. Our Chief Executive Officer and other key executives approved by the Board (including each of the NEOs) are eligible to participate in the EDCP. During 2015, each of the NEOs participated in the EDCP. Participants in the EDCP are not entitled to participate in the Non-Qualified Plan described below.
Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches 50% of up to 15% of eligible salary under the EDCP, reduced by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any Company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts becoming 100% vested after the participant’s fifth year of service. As of December 31, 2015, each of the participating NEOs, other than Ms. Wu, was fully vested in their Company match amounts.
A participant may elect a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. Participants may elect to change their investment options under the EDCP in accordance with plan requirements.
Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009 on a January designated by the participant, subject to any requirements imposed by Section 409A of the Internal Revenue Code (“Section 409A”). If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by Section 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of the initial payout date is $100,000 or less.
In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to Section 409A. The amendment and restatement, which became effective on January 1, 2009, only applies to that portion of each participant’s EDCP account balances that are subject to Section 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents continue to apply to the remaining participant account balances under the EDCP.
Stock Deferral Program.    Each NEO is entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock. In December 2008, the Company amended and restated the 2006 Long-Term Incentive Plan to comply with treasury regulations promulgated pursuant to Section 409A. This amendment became effective on January 1, 2009.
Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). Generally, Choice employees with gross earnings that are greater than 125% of the highly-compensated employee limit established by the IRS, but who are not eligible to participate in the EDCP, are eligible to participate in the Non-Qualified Plan. None of the NEOs were eligible to participate in the Non-Qualified Plan in 2015.
In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $18,000 for 2015.). Choice matches up to 5% of any deferred salary under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan.

Name	Plan Name	Executive Contributions 2015 ($) (1)	Registrant Contributions 2015 ($) (2)	Aggregate Earnings 2015 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance 2015 ($)
Joyce	EDCP	325,192	64,285	160,402	(144,191)	2,757,994
White	EDCP	51,531	24,535	94,703	104,344	1,414,455
	Nonqualified Plan	—	—	1,175	(140,949)	—
	Stock Deferral Program	—	—	(81,118)	—	845,911
Pepper	EDCP	92,412	22,709	261,251	(55,946)	3,774,354
	Stock Deferral Program	—	—	(43,113)	—	449,592
Pacious	EDCP	65,897	30,586	33,388	(21,706)	678,674
Wu	EDCP	32,904	18,578	1,440	(183,181)	22,664

(1)
The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2015 base salary deferred by the officer during 2015. The bonus amounts represent the officer’s 2014 annual bonus that was paid and deferred in early 2015. The salary amounts below are included in the 2015 Salary column of the Summary Compensation Table above, while the 2014 annual bonus amounts are included in the 2014 Non-Equity Incentive Plan column of the Summary Compensation Table above.

Name	2015 Salary ($)	2014 Annual Bonus ($)
Joyce	129,800	195,392
White	51,531	—
Pepper	66,619	25,793
Pacious	65,897	—
Wu	32,904	—

(2)	Amounts in this column are included in the 2015 All Other Compensation column of the Summary Compensation Table above.

(3)
Certain amounts in this column represent earnings on each officer’s EDCP account that are also included in the 2015 Change in Pension Value and Preferential Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above, since they represent guaranteed preferential earnings to each applicable NEO under the EDCP. Those amounts are: $35,227 for Mr. Joyce; $38,421, for Mr. White; $7,433 for Mr. Pacious; and $133,061, for Mr. Pepper.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that could have been received by each of the NEOs in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2015, the last business day of 2015. The amounts shown assume that such termination was effective as of December 31, 2015 and, for any equity-based payments or valuations, the NYSE closing market price of Choice’s Common Stock on December 31, 2015, or $50.41 per share. The amounts shown are estimates only; the actual amounts to be paid will only be determinable at the time of the executive’s separation from Choice.
General Payments Made upon Termination
Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during his or her term of employment. The following amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•
annual incentive compensation earned during the year of termination, which for 2015 is reflected in the 2015 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each NEO;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable and as set forth above under the heading Non-Qualified Deferred Compensation for 2015.
With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.
Payments Made upon Constructive Termination or Termination without Cause
Mr. Joyce
Pursuant to the Joyce Employment Agreement, if Mr. Joyce is “constructively terminated,” he will be entitled to receive for two years after the date of such constructive termination, the base salary and bonus (calculated on the actual payout of the corporate objectives) under the Joyce Employment Agreement. The base salary severance shall be paid in installments in accordance with the Company’s payroll cycle. Additionally during this two-year period, all unvested restricted stock and stock options granted prior to the constructive termination shall continue to vest. With respect to the 2012 PBRSU, Mr. Joyce is entitled to a pro-rata vesting of the target award based upon the percentage of actual service through the date of constructive termination. All unvested PVRSU grants will lapse upon constructive termination.
The Joyce Employment Agreement also provides for a two-year non-compete and non-solicitation period. Pursuant to the non-compete, Mr. Joyce may not engage in any competing business in the U.S. or Canada in which, at the time of termination of his employment, Choice is materially engaged. As used in the Joyce Employment Agreement, a competing business means any business engaged in the (i) the same upscale, select service market as Cambria Suites, (ii) mid-market or economy hotel franchising business or (iii) any other line of business that Choice is engaged in at the time of termination. The Joyce Employment Agreement also provides for a general confidentiality provision in favor of Choice.
Generally, “constructive termination” is defined under Joyce Employment Agreement as:

•	Choice’s removal or termination other than by expiration of the agreement or for cause, death, disability or resignation;

•	failure of Choice to place Mr. Joyce’s name in nomination for election to the Board;

•	assignment of duties to Mr. Joyce inconsistent with the duties set forth in the agreement;

•	a decrease in Mr. Joyce’s compensation or benefits;

•	a change in Mr. Joyce’s title or line of reporting set forth in the agreement;

•	a significant reduction in the scope of Mr. Joyce’s authority, position, duties or responsibilities;

•	the relocation of Mr. Joyce’s office to a location more than 25 miles from his prior place of employment;

•	a change in Choice’s annual bonus program which adversely affects Mr. Joyce; or

•	any other material breach of the agreement by Choice.

Messrs. Pacious and White and Ms. Wu
Under the Pacious Severance Benefit Agreement, the White Severance Benefit Agreement and the Wu Severance Benefit Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive continued base salary for 70 weeks, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under each agreement as a substantial change in the executive’s compensation or position and responsibilities. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the company’s objectives and at 100% deemed attainment of the individual objectives. The executive will also be eligible to receive continued medical and dental benefits during the 70-week period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the 70-week period, subject to termination in the event the executive secures new employment.
Pursuant to the Pacious Severance Benefit Agreement, the White Severance Benefit Agreement and the Wu Severance Benefit Agreement, the executive will continue to vest in any unvested stock options and other stock awards granted after the date of his or her respective severance agreement (for Mr. Pacious, May 5, 2011, for Mr. White, August 1, 2011 and for Ms. Wu, February 13, 2012) during the 70-week period.
As conditions to the executive’s continued receipt of the payments and benefits above, each of the executives has agreed that if he or she becomes employed prior to the end of the 70-week period, Choice is entitled to offset the payments required above by the amount of any compensation earned by him or her as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreement also provides for a 70-week non-compete and non-solicitation period and general confidentiality provision in favor of Choice.
Mr. Pepper
If Mr. Pepper is terminated without cause by Choice, he is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies to all Company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance Benefit Plan, each participant’s severance benefit and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.
Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers without a specifically applicable written agreement, which includes Mr. Pepper, are entitled to five weeks of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of twenty-six weeks of base salary and a maximum of seventy weeks. Additionally, if the termination occurs on or after June 30 of any year, Mr. Pepper is entitled to receive a full bonus for the year in which the termination occurs. Assuming a termination as of December 31, 2015, Mr. Pepper would be entitled to 65 weeks of continued base salary. In addition, Mr. Pepper would receive payment of his 2015 incentive bonus, as well as continued medical and dental benefits during the 65-week severance benefit period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s execution of a standard release agreement in favor of Choice.
As a condition to the receipt of any benefits under the Severance Benefit Plan, Mr. Pepper is required to sign all documents required by the Company including a general release of claims.
Payments Made upon Death or Disability
The Company’s disability program provides that each of the executives will receive an annual benefit equal to 70% of the previous year’s base salary and annual bonus, with such amount capped at $25,000 per month. In each case, the disability benefit continues until the executive reaches age 65.
Messrs. Joyce, White, Pacious, Pepper and Ms. Wu each have a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.
Pursuant to the Joyce Employment Agreement, if Mr. Joyce’s employment is terminated because of death or disability, then all of his unvested restricted stock and stock options continue to vest in accordance with their terms. Mr. Joyce is also entitled to pro-rated vesting of his PBRSUs based upon the percentage of actual service through the date of death or disability. All unvested PVRSU grants lapse upon death or disability.

Payments Made upon Termination Following Change of Control
Mr. Joyce
If, within 12 months after a “change in control,” Mr. Joyce is terminated, pursuant to the Joyce Employment Agreement, he will be entitled to receive an amount equal to his base salary and bonuses (payable at 100% of target) for the period of two and a half years after the date of such change of control termination.
During the period of time he receives the foregoing change of control severance payments, all unvested shares of restricted stock and stock options, including the 2012 PBRSU assuming maximum performance but excluding the PVRSU grants, are to automatically become fully vested and any and all restrictions are to lapse immediately prior to the date of such change of control termination. Unvested PVRSU grants will lapse upon such change of control termination.
Upon a change in control termination, Mr. Joyce would be subject to the non-compete and non-solicitation provisions described above and he would be required to execute a general release in favor of Choice in order to receive any of the above-described severance payments.
Generally, “change in control” is defined under the agreements described above as:

•	any person (with certain exceptions, including Mr. Bainum and his family members) becomes the beneficial owner of 33% or more of the outstanding voting securities of Choice;

•	individuals constituting the Board of Directors of Choice and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board;

•	a merger or other consolidation which results in Choice shareholders owning less than 65% of the surviving entity; and

•	the acquisition of Choice, a liquidation or sale of all or substantially all of the assets of Choice, or a tender offer for all or substantially all of the stock of Choice.
Messrs. White and Pacious and Ms. Wu
For Messrs. White and Pacious and Ms. Wu, pursuant to each of their respective Severance Benefit Agreements, if the executive’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, he is entitled to receive:

•
a lump-sum severance payment of 200% of the executive’s base salary then in effect plus 200% of the full amount of the annual incentive bonus (for Mr. Pacious, the bonus payment is calculated based on the previous year’s bonus amount paid to the executive, or if no bonus was paid in the prior year, then the target bonus amount; for Mr. White and Ms. Wu, the bonus payment is calculated based on the target bonus for the year in which the termination occurs); and

•
immediate vesting of all unvested stock options, restricted stock and performance vested restricted stock units granted after the date of his or her respective severance agreement (for Mr. White, August 1, 2011, for Mr. Pacious, May 5, 2011 and for Ms. Wu, February 13, 2012).

In addition, in the event of a termination following a change of control, the Company’s Long-Term Incentive Plan (“LTIP”) would govern the equity grants issued to Messrs. White and Pacious prior to the date of each of their respective severance agreements and the LTIP provides that stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to the executive at the maximum level of performance applicable to the award. Therefore, for each of Messrs. White and Pacious, the LTIP, together with each of their respective severance agreements, would result in the immediate vesting of all of the executive’s equity awards.
Also, upon a change in control termination, Messrs. White and Pacious and Ms. Wu would be subject to the non-competition and non-solicitation provisions described above.
In addition to the other conditions applicable to Messrs. White and Pacious and Ms. Wu in order for each executive to receive his or her severance payments, as described above, the executive is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
Mr. Pepper
Pursuant to the Company’s Severance Benefit Policy, if Mr. Pepper’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by him for good reason, he is entitled to receive a lump-sum severance payment of 200% of his base salary then in effect plus 200% of the full amount of the annual incentive bonus based on the target bonus for the year in which the termination occurs. In addition, he is entitled to receive medical and dental coverage for 70 weeks at the level he was receiving at the time of his termination. In addition to the other conditions applicable to Mr. Pepper in order to receive his severance payments, as described above, he is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.

Because Mr. Pepper does not have a written agreement with the Company governing treatment of his equity awards in the event of a termination following a change of control, the terms of the Company’s LTIP apply. Pursuant to the LTIP, if within two years of a change of control, Mr. Pepper is terminated by the Company other than for cause, or terminates his employment for good reason, then all of his stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to Mr. Pepper at the maximum level of performance applicable to the award.
Mr. Joyce
The following table shows the potential payments upon termination, with or without a change of control, for Mr. Joyce:

Executive Benefits and Payments	Constructive Termination ($)		Termination Following Change of Control ($)		Disability ($)	Death ($)
Compensation:
Salary Continuation under Employment Agreement	2,000,000	(1)	2,500,000	(2)	—	—
Annual Incentive Bonus(3)	2,000,000		2,000,000		—	—
Benefits & Perquisites:
Disability Income(4)	—		—		2,750,000	—
Health and Welfare Benefits(5)	20,474		20,474		—	—
Life Insurance Benefits(6)	—		—		—	2,000,000
Long-Term Incentives:
Stock Options(7)	1,544,985		1,772,691		1,772,691	1,772,691
Restricted Stock Grants(8)	1,585,899		2,134,107		2,134,107	2,134,107
PVRSUs(9)	—		—		—	—
PBRSUs(10)	2,012,380		5,797,150		2,012,380	2,012,380
Total	9,163,738		14,224,422		8,669,178	7,919,178

(1)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 31, 2015, for two years.

(2)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 31, 2015, for two years and six months.

(3)	Amount represents the estimated target incentive bonus amounts for 2016 and 2017, based on the target bonus amount for 2015.

(4)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Joyce would be entitled to receive under the Choice disability program as of December 31, 2015 through the month in which he reaches age 65.

(5)	Amount represents estimated reimbursements to Mr. Joyce of COBRA continuation of health care coverage premiums for Mr. Joyce and his family for a period of 18 months.

(6)	Amount represents estimated value of the proceeds payable to Mr. Joyce’s beneficiary upon death.

(7)
Upon constructive termination, stock options will continue to vest for a period of two years. Upon death or disability, stock options will continue to vest through the original term of such option. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on a NYSE closing market price on December 31, 2015 of $50.41.

(8)
Upon constructive termination, restricted stock will continue to vest for a period of two years. Upon death or disability, restricted stock will continue to vest through the original term of the restricted stock. In the case of termination following a change of control, all restricted stock awards immediately vest. The values presented represent the value of the stock based on the NYSE closing market price of our stock on December 31, 2015 of $50.41.

(9)	Upon constructive termination, death, disability or termination following a change of control, unvested PVRSUs are immediately terminated.

(10)
Upon constructive termination, death, or disability, Mr. Joyce is entitled to an immediate pro-rata vesting of the PBRSU awards based upon the amount of service through the date of termination or death compared to the 5-year vesting term. In the case of termination following a change of control, all unvested PBRSU awards will immediately vest with the maximum performance level under the terms of the award assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2015 of $50.41, and solely in the case of a termination following a change of control, 207.5% vesting leverage, which is the maximum leverage permitted under the PBRSU grant.

Mr. White
The following table shows the potential payments upon termination, with or without a change in control, for Mr. White:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	632,692	—	—	—
Cash Severance(2)	—	1,504,000	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	18,374	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)	—	—	5,250,000	—
Life Insurance Benefits(6)	—	—	—	1,470,000
Long-Term Incentives:
Stock Options(7)	339,106	402,874	—	—
Restricted Stock Grants(8)	353,425	490,036	—	—
PVRSUs(9)	205,723	699,388	—	—
Total	1,567,320	3,096,298	5,250,000	1,470,000

(1)	Amount represents continued payment of Mr. White’s base salary, based on his salary as of December 31, 2015, for 70 weeks.

(2)	Amount represents 200% of Mr. White’s annual base salary as of December 31, 2015, plus 200% of Mr. White’s annual target bonus amount for 2015.

(3)
Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. White for continued coverage under our medical and dental plans for 70 weeks, based on Mr. White’s elected coverage as of December 31, 2015.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. White would be entitled to receive under the Choice disability program as of December 31, 2015 through the month in which he reaches age 65.

(6)	Amount represents the estimated value of the proceeds payable to Mr. White’s beneficiary upon his death.

(7)
For termination without cause or with good reason, unvested options granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the NYSE closing market price on December 31, 2015 of $50.41.

(8)
For termination without cause or with good reason, restricted stock granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the NYSE closing market price on December 31, 2015 of $50.41.

(9)
For termination without cause or with good reason, PVRSUs granted after August 1, 2011 will continue to vest for 70 weeks. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2015 of $50.41, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pepper
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Involuntary Termination without Reasonable Cause ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	593,750	—	—	—
Cash Severance(2)	—	1,567,500	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	17,062	18,374	—	—
Disability Income(4)	—	—	5,025,000	—
Life Insurance Benefits(5)	—	—	—	1,475,000
Long-Term Incentives:
Stock Options(6)	—	256,130	—	—
Restricted Stock Grants(7)	—	311,937	—	—
PVRSUs(8)	—	2,864,543	—	—
Total	610,812	5,018,484	5,025,000	1,475,000

(1)	Amount represents continued payment of Mr. Pepper’s base salary, based on his salary as of December 31, 2015, for 65 weeks.

(2)	Amount represents 200% of Mr. Pepper’s annual base salary as of December 31, 2015, plus 200% of his annual bonus target for 2015.

(3)
For an involuntary termination without reasonable cause, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 65 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2015. For a termination following a change of control, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2015.

(4)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 31, 2015 through the month in which he reaches age 65.

(5)	Amount represents the estimated value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.

(6)
In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2015 of $50.41.

(7)
In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2015 of $50.41.

(8)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2015 of $50.41 and 160% to 250% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pacious
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pacious:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	740,923	—	—	—
Cash Severance(2)	—	1,926,400	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	1,072	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)	—	—	4,525,000	—
Life Insurance Benefits(6)	—	—	—	1,551,000
Long-Term Incentives:
Stock Options(7)	455,675	542,213	—	—
Restricted Stock Grants(8)	502,487	1,766,871	—	—
PVRSUs(9)	308,560	1,075,850	—	—
Total	2,026,717	5,311,334	4,525,000	1,551,000

(1)	Amount represents continued payment of Mr. Pacious’ base salary, based on his salary in effect on December 31, 2015, for 70 weeks.

(2)	Amount represents 200% of Mr. Pacious’ annual base salary as of December 31, 2015, plus 200% of Mr. Pacious’ annual target bonus amount for 2015.

(3)
Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pacious for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pacious’ elected coverage as of December 31, 2015.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pacious would be entitled to receive under the Choice disability program as of December 31, 2015 through the month in which he reaches age 65.

(6)	Amount represents the estimated value of the proceeds payable to Mr. Pacious’ beneficiary upon his death.

(7)
For termination without cause or with good reason, unvested options granted after May 5, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2015 of $50.41.

(8)
For termination without cause or with good reason, restricted stock granted after May 5, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2015 of $50.41.

(9)
For termination without cause or with good reason, PVRSUs granted after May 5, 2011 will continue to vest for 70 weeks. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2015 of $50.41, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Ms. Wu
The following table shows the potential payments upon termination, with or without a change in control, for Ms. Wu:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	525,000	—	—	—
Cash Severance(2)	—	1,170,000	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	12,447	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)			4,225,000	—
Life Insurance Benefits(6)	—	—	—	1,390,000
Long-Term Incentives:
Stock Options(7)	274,231	310,675	—	—
Restricted Stock Grants(8)	935,206	1,011,830	—	—
PVRSUs(9)	150,877	460,647	—	—
Total	1,915,761	2,953,152	4,225,000	1,390,000

(1)	Amount represents continued payment of Ms. Wu’s base salary, based on her salary as of December 31, 2015, for 70 weeks.

(2)	Amount represents 200% of Ms. Wu’s annual base salary as of December 31, 2015, plus 200% of her annual bonus target for 2015.

(3)
Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Ms. Wu for continued coverage under our medical and dental plans for 70 weeks, based on Ms. Wu’s elected coverage as of December 31, 2015.

(4)	Amount represents the estimate value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Ms. Wu would be entitled to receive under the Choice disability program as of December 31, 2015 through the month in which she reaches age 65.

(6)	Amount represents the estimated value of the proceeds payable to Ms. Wu’s beneficiary upon her death.

(7)
For termination without cause or with good reason, unvested options granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2015 of $50.41.

(8)
For termination without cause or with good reason, unvested restricted stock granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2015 of $50.41.

(9)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2015 of $50.41 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2015
During 2015, non-employee directors were entitled to receive the cash and equity compensation below.

	Compensation Effective Jan. 1, 2015 ($)
Annual Retainer—Stock
Members—Independent	120,000	(1)
Annual Retainer—Cash
Board Member (up to 7 meetings)	55,000
Audit Committee Member (up to 8 meetings)	10,000
Compensation Committee Member (up to 6 meetings)	8,000
Corporate Governance and Nominating Member (up to 3 meetings)	5,000
Diversity Committee Member (up to 3 meetings)	5,000
Audit Committee Chair	25,000
Compensation Committee Chair	16,000
Corporate Governance and Nominating Chair	10,000
Diversity Committee Chair	10,000
Lead Independent Director	20,000
Excess Meeting Fees
Each In-Person Meeting in Excess of Expected Activity Level	2,000
Each Telephonic Meeting in Excess of Expected Activity Level	2,000

(1)	The stock portion of the annual retainer is paid in the form of restricted stock which vests in equal amounts over a three-year vesting term.

Directors are required to reach and maintain $300,000 in ownership of Company stock within five years of election to the Board.
The following table illustrates the compensation earned by or paid to non-employee directors during 2015:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott A. Renschler	60,000	120,032		180,032
William L. Jews	84,000	120,032	67	204,099
Ervin R. Shames	116,000	120,032	1,494	237,526
Gordon A. Smith	74,000	120,032		194,032
Barbara T. Alexander	95,000	120,032		215,032
John P. Tague	76,000	120,032	81	196,113
Monte J.M. Koch	81,000	120,032	19,633	220,665
Liza Landsman	81,000	120,032	681	201,713

(1)
Mr. Joyce is not included in the table as he served as an employee of Choice during 2015 and does not receive any compensation for his role as director. Stewart Bainum, Jr., Chairman of the Board, is also an employee of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $300,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As of December 31, 2015, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: Scott A. Renschler, 24,907; William L. Jews, 5,575; Ervin R. Shames, 35,758; Gordon A. Smith, 50,524; Barbara T. Alexander, 0; John P. Tague, 11,876; Monte J.M. Koch, 828; and Liza Landsman, 0.

(3)
This column includes reimbursements and associated tax gross up payments for spousal travel to Board meetings not held at the Company’s headquarters, and related to the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels. The figures above, cannot, however, form the basis for inference as to whether directors stay at Choice properties. Some directors stay at Choice properties but do not submit for reimbursement under the Stay at Choice program.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation and Management Development Committee (“Compensation Committee”) actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing tools necessary to attract and retain the best talent.
As described in the Compensation Discussion and Analysis beginning on page 27 of this proxy statement, our executive compensation program is designed to incentivize achievement of short-and long-term Company and individual performance. By paying for performance, we believe we align the interests of our executive officers’ with those of our shareholders. The Company believes the highest executive talent is attracted to a company that recognizes and rewards performance. We also emphasize good governance practices as part of our compensation program and believe that such practices enhance the alignment of interests between our executives and our shareholders. To that end, as noted in the Compensation Discussion and Analysis, in 2015 we reinstated PVRSUs as 25% of the long-term incentive, decreased the stock option portion of the long-term incentive from 66.6% to 50% and reduced the restricted stock portion of the long-term incentive from 33.3% to 25%.
Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

Pay for Performance
Link pay through short- and long-term incentives to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and enhance shareholder value

Encourage Growth
Encourage the exploration of opportunities in business areas that are complementary to our core hotel franchising business, leveraging core competencies and / or adding to our franchising business model

Competitive Pay
Assure that compensation relates to performance relative to market competitors of similar complexity and global scale in terms of system-wide gross room revenue and market capitalization to provide effective incentives and encourage retention

Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership

Long-Term Focus	Foster long-term focus and continued investment in growth required for premier performance in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity so that the relationship between internal executive pay levels is appropriate
Recruitment and Retention
Enable the recruitment and retention of highly qualified executives able to excel within a complex organization that manages over $7 billion in system-wide gross room revenue in a rapidly changing, disruptive distribution environment

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”
The vote is advisory and is not binding on the Board. However, the Compensation Committee will take into account the outcome of the vote as part of its ongoing oversight and consideration of the Company’s executive compensation program. The Board has adopted a policy for annual advisory votes on executive compensation. The next such vote will occur at the 2017 Annual Meeting of Shareholders.
Board Recommendation
The Board recommends that shareholders vote FOR the approval of executive compensation.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2016.
As a matter of good corporate governance, the appointment of Ernst & Young LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.
The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and it is expected that they will be available to respond to appropriate questions.
Principal Auditor Fees and Services

The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. During 2015 and 2014, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements relating to 2015 and 2014, and fees incurred for other services rendered by Ernst & Young LLP relating to those periods.

Fees	Ernst & Young Fiscal Year Ended December 31, 2015 ($)	Ernst & Young Fiscal Year Ended December 31, 2014 ($)
Audit Fees	1,041,157	973,500
Tax Fees(1)	23,859	0
All Other Fees(2)	1,995	1,995
Total	1,067,011	975,495

(1)	Tax Fees primarily related to review of certain Company income tax returns, review of certain state, federal and international tax matters.

(2)	All Other Fees include subscription to the Global Accounting and Auditing Information Tool (GAAIT).
Board Recommendation
The Board recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Related Party Transaction Policy, which acts as a supplement to the Company's Code of Ethics and Conduct. The policy governs disclosure and approval of transactions between the Company and related parties as defined in Item 404 of Regulation S-K of the Securities and Exchange Commission. Approval of a majority of all independent directors is required for share repurchases and any transactions over $1 million with a related party. The policy generally delegates authority to approve related party transactions under $1 million to the Corporate Governance and Nominating Committee. Pre-approved related party transactions include, among other things, franchise agreements, franchise incentives, and other transactions associated with the operation of a franchised hotel owned or operated by related parties provided such transactions are on substantially the same terms as those prevailing at the time for comparable agreements, incentives, and other transactions with non-affiliated parties. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.
Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 9 Choice franchised hotels as of December 31, 2015. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2015 was approximately $2.5 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% and 4.45% of monthly gross room revenues; (b) a marketing fee of between 0.0% and 2.1% of monthly gross room revenues plus $0.28 per day multiplied by the specified room count; (c) a reservation fee of 0.0% to 1.75% of monthly gross room revenues and (d) a marketing and reservation combined system fee of 0.0% to 2.7% of monthly gross room revenues. The marketing fee, reservation fee and system fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.
In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000 and (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.
The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart Bainum, Jr., in 2008, which was amended effective January 1, 2012 to effect an $35,000 increase in the annual salary payable under the agreement. Effective January 1, 2015 the Board approved a $65,000 increase in the annual salary payable to Mr. Bainum. Pursuant to this agreement, Mr. Bainum is paid an annual salary of $300,000 as of January 1, 2015, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services.
The Company entered into a Sublease Agreement with Sunbridge Capital, an entity controlled by the Bainum family, to sublease office space at the Company's Chevy Chase office to Sunbridge on a month-to-month basis as of November 1, 2013 at an annualized full service rental rate of $89,532. The Sublease Agreement terminates April 30, 2019 or upon ninety (90) days prior written notice of either party to the other party. The Sublease Agreement was approved by the Company's independent directors. The Company received $89,532 in rent under the Sublease Agreement in 2015.

The Company has found strategic use of a corporate aircraft to be an efficient, flexible business tool that increases productivity, facilitates travel involving multiple destinations per day/per trip or to locations with inadequate commercial service, addresses challenging scheduling requirements and enables greater collaboration during travel. The Company previously maintained a Master Aircraft Lease Agreement (the “Agreement’) with LP_C, LLC (“LPC”), an entity owned by Stewart Bainum, Sr., Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The agreement permitted the Company to lease from time to time the aircraft owned by LPC (“Aircraft”). On May 16, 2013, LPC and Choice Hotels International Services Corp., a wholly-owned subsidiary of the Company ("CHISC"), entered into an Aircraft Sale and Purchase Agreement which closed on June 3, 2013, pursuant to which CHISC agreed to purchase the Aircraft for $9 million. An appraisal conducted by an unaffiliated third party determined that the purchase price of $9 million was more favorable to the Company than the fair market value of the aircraft. The Company's disinterested directors approved the Aircraft Sale and Purchase Agreement between LPC and CHISC.

Thereafter, on June 3, 2013, CHISC assigned the purchase agreement to an unaffiliated financial institution (“Purchaser”). In connection with the Purchaser’s acquisition of the Aircraft, the Purchaser also entered into an agreement with the Company to lease the Aircraft to the Company for a basic term of 60 months. In connection with the primary lease of the Aircraft, the Company entered into an agreement with each of Stewart Bainum, Sr. and Stewart Bainum, Jr. that allows those individuals to sublease the aircraft from the Company from time to time for their personal use. The sublease agreements among the Company and Stewart Bainum, Sr. and Stewart Bainum, Jr. provide for lease payments that contribute towards the fixed costs associated with the aircraft as well as reimbursement of the Company’s variable costs associated with operation of the aircraft, in compliance with, and to the extent authorized by, applicable regulatory requirements. The terms of the sublease agreement for Mr. Bainum, Jr. are consistent with the terms of sublease agreements that the Company has entered into with unrelated third parties for use of the Aircraft. For Jane Bainum flight hours in 2015, the Company received a payment of $31,536 under this sublease agreement.

In December 2014, the Board approved an aircraft sublease with Mr. Joyce which became effective February 2015. The sublease applies to Mr. Joyce’s use of the aircraft beyond the 40 hours of personal use provided in his employment agreement. The terms of the sublease are consistent with the Company’s third-party aircraft subleases. For flight hours in 2015, the Company received a payment of $11,630 under this sublease agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. As a matter of practice, our administrative staff assists many of our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2015.

AUDIT COMMITTEE REPORT
Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Ms. Alexander as Chairman, Ms. Landsman and Messrs. Shames and Koch. The Audit Committee is currently composed of four independent directors within the meaning of the NYSE’s rules.
Report of the Audit Committee
The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.
Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.
In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, Ernst & Young LLP, the Company's financial statements as of and for the year ended December 31, 2015. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). The Committee has reviewed with Ernst & Young LLP matters required to be discussed pursuant to the PCAOB's Auditing Standard no. 16 "Communications with Audit Committee." In addition, the Committee has discussed various matters with Ernst & Young LLP related to the Company's consolidated financial statements, including critical accounting policies and practices used, and other material written communications between Ernst & Young LLP and management.
In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to Ernst & Young LLP in 2015 and 2014 for audit and non-audit services appears above under the heading Principal Auditor Fees and Services. All of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.
The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Barbara T. Alexander, Chairman
Monte J. M. Koch
Liza K. Landsman
Ervin R. Shames

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING
A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2017 Annual Meeting pursuant to Rule 14a-8 under the Securities Act of 1934 must submit such proposal so that it is received by the Company’s Corporate Secretary no later than November 28, 2016. In addition, any such submission must comply with all of the requirements of Rule 14a-8 applicable to shareholder proposals.
A shareholder who intends to present a proposal at the 2017 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2017 Annual Meeting, must deliver notice to the Company no later than February 21, 2017, but not prior to January 22, 2017.
A shareholder who intends to nominate one or more persons for election to the Board of Directors at the 2017 Annual Meeting must deliver notice to the Company no later than February 21, 2017, but not prior to January 22, 2017. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and (f) the consent of each nominee to serve as a director of the Company if so elected.
SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
In accordance with notices that we sent to certain shareholders, we are sending only one copy of our Annual Report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
If you received a householded mailing this year and you would like to have additional copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or call us at (301) 592-5026. We will promptly send additional copies of the Annual Report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
SOLICITATION OF PROXIES
The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request brokers, banks and trusts and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board does not know of any matters which will be brought before the 2016 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

CHOICE HOTELS®

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 22, 2016.

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A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR Proposals One, Two, and Three.

1. Election of ten Directors:

	For	Against	Abstain
01 - Barbara T. Alexander	☐	☐	☐
02 - Stewart W. Bainum, Jr.	☐	☐	☐
03 - William L. Jews	☐	☐	☐
04 - Stephen P. Joyce	☐	☐	☐
05 - Monte J. M. Koch	☐	☐	☐
06 - Liza K. Landsman	☐	☐	☐
07 - Scott A. Renschler	☐	☐	☐
08 - Ervin R. Shames	☐	☐	☐
09 - Gordon A. Smith	☐	☐	☐
10 - John P. Tague	☐	☐	☐

B Non-Voting Items

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Meeting Attendance
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CHOICE HOTELS®

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

1 Choice Hotels Circle, Rockville, Maryland 20850

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2016

The undersigned hereby appoints DAVID L. WHITE and SIMONE WU, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the "Company") to be held on April 22, 2016 at 9:00 a.m. at the Company's offices, 1 Choice Hotels Circle, Rockville, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposals One, Two, and Three such proxies will be voted FOR Proposals One, Two, and Three.

(Items to be voted appear on reverse side.)